UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SEAWORLD ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6240 Sea Harbor Drive

Orlando, Florida 32821

April 23, 2020

Dear Fellow Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Wednesday, June 10, 2020 at 11:00 a.m., Eastern Daylight Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SEAS2020.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 23, 2020 to our stockholders of record at the close of business on April 15, 2020. The notice contains instructions on how to access our Proxy Statement and 2019 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

Scott Ross

Chairperson of the Board of Directors

Marc Swanson

Interim Chief Executive Officer

6240 Sea Harbor Drive

Orlando, Florida 32821

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2020

Notice is hereby given that the 2020 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Wednesday, June 10, 2020 at 11:00 a.m., Eastern Daylight Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SEAS2020. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect the eight director nominees listed herein.
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.
(3)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.
(4)	To determine, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.
(5)	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 15, 2020, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 6240 Sea Harbor Drive, Orlando, Florida 32821, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SEAS2020 when you enter your 16-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 10, 2020: The Proxy Statement and 2019 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2019, are available at www.proxyvote.com. In addition, a list of stockholders entitled to vote at the Annual Meeting will be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/SEAS2020 when you enter your 16-Digit Control Number.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 23, 2020

6240 Sea Harbor Drive

Orlando, Florida 32821

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2020

General Information

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 10, 2020 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. D.F. King & Co., directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at www.virtualshareholdermeeting.com/SEAS2020.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the eight director nominees listed in this Proxy Statement (the “Nominee Proposal”).
•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 (the “Ratification Proposal”).
•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).
•

Proposal No. 4: Determination, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (the “Say-When-on-Pay” Proposal).

Who is entitled to vote?

Stockholders as of the close of business on April 15, 2020 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 78,211,364 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote are also counted for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Nominee Proposal, Say-on-Pay Proposal and Say-When-on-Pay Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at their discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise their discretion.

How many votes are required to approve each proposal?

With respect to the election of the Nominee Proposal, each director is elected at the Annual Meeting by the vote of the majority of the votes cast with respect to such director’s election, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Corporate Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken.

With respect to the Ratification Proposal, the Say-on-Pay Proposal and the Say-When-on-Pay Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

While the Say-on-Pay Proposal and the Say-When-on-Pay Proposal are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation and the frequency of future non-binding votes on executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

With respect to the Say-When-on-Pay Proposal, you may vote for every “ONE YEAR,” “TWO YEARS”, or “THREE YEARS”  or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Say-When-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-When-on-Pay Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.
•	“FOR” the Ratification Proposal.
•	“FOR” the Say-on-Pay Proposal.
•	For every “ONE YEAR”, on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SEAS2020. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SEAS2020;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SEAS2020 on the day of the Annual Meeting;
•	Webcast starts at 11:00 a.m. Eastern Daylight Time;
•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and
•	You will need your 16-Digit Control Number to enter the Annual Meeting;

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost. We believe that holding the Annual Meeting online provides the opportunity for participation by a broader group of stockholders while reducing environmental impacts and the costs associated with planning, holding and arranging logistics for in-person meeting proceedings.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools.  We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;
•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 9, 2020 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 9, 2020.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, Florida 32821 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company has also retained D.F. King & Co. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses.

Proposal No. 1—Election of Directors

The entire Board will be elected on an annual basis at the 2020 Annual Meeting of Stockholders.

The Company entered into a stockholders agreement with Hill Path Capital LP (“Hill Path”) (the “Stockholders Agreement”) that became effective May 29, 2019.  Under the Stockholders Agreement, for so long as Hill Path owns at least 5% of the Company’s outstanding common stock, it will have the right to designate a number of individuals as directors (the “Hill Path Designees”) in proportion to its share ownership (rounded up or down as applicable to the nearest whole number), provided that the maximum number of Hill Path Designees shall not exceed three. Currently, Hill Path owns approximately 34.8% of the Company’s outstanding common stock and accordingly, is entitled to appoint up to three Hill Path Designees to the Board.  Two directors appointed by Hill Path may be affiliated with Hill Path and, subject to the independence standards of the New York Stock Exchange, there shall be one Hill Path Designee on each committee of the Board, as determined by Hill Path and subject to the approval of the Nominating and Corporate Governance Committee.  Scott I. Ross, James P. Chambers and Charles Koppelman are the current Hill Path Designees.  Mr. Koppelman is not affiliated with Hill Path.

On June 12, 2019, at Hill Path’s request, the Board of Directors elected Mr. Chambers to serve as a director of the Company.

On July 19, 2019, the Board elected Mr. Ross to serve as non-executive Chairman of the Board and at Hill Path’s request, the Board of Directors elected Mr. Koppelman to serve as a director of the Company.

On September 13, 2019, Gus Antorcha resigned as our Chief Executive Officer (“CEO”) and a member of the Board of Directors.

Effective November 11, 2019, the Board elected Mr. Sergio (“Serge”) Rivera and Ms. Neha Jogani Narang to serve as directors of the Company. Mr. Rivera also assumed the CEO role effective November 11, 2019. On April 2, 2020, Mr. Rivera resigned as our CEO and a member of the Board of Directors effective April 4, 2020.

Based on the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2021:  Ronald Bension, James Chambers, William Gray, Charles Koppelman, Yoshikazu Maruyama, Thomas E. Moloney, Neha Jogani Narang, and Scott I. Ross.  Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Ronald Bension, James Chambers, William Gray, Charles Koppelman, Yoshikazu Maruyama, Thomas E. Moloney, Neha Jogani Narang, and Scott I. Ross. If any of the nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2020

The following information describes the offices held, other business directorships of each director nominee and their ages as of record date. In addition, each of our director nominees maintains a significant ownership interest in the Company in accordance with our stock ownership policy for directors, which is described below under “Director Compensation for Fiscal 2019―Stock Ownership Guidelines.” Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Nominees for Election:
Name	Age	Principal Occupation and Other Information

Scott I. Ross Committees Compensation (Chair) Nominating and Corporate Governance Revenue	40

Scott I. Ross has been a director of the Company since November 2017 and has served as Chairman of the Board since July 2019. Mr. Ross is the Managing Partner and founder of Hill Path Capital LP (“Hill Path”). Prior to founding Hill Path in 2014, Mr. Ross served as a Partner at Apollo Global Management, LLC, a firm he joined in 2004, where he was responsible for leading private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors.  Mr. Ross also held various investment roles at Goldman, Sachs & Co. and Shumway Capital Partners.  Since December 2019, Mr. Ross has served on the board of directors and as a member of the compensation committee of Diamond Eagle Acquisition Corp. (NASDAQ: DEAC). Mr. Ross previously served as a director of Great Wolf Resorts, Inc., CEC Entertainment, Inc. (parent company of Chuck E. Cheese’s) and EVERTEC, Inc.  Mr. Ross graduated magna cum laude from Georgetown University in 2002 with a B.A. degree in Economics and was elected to Phi Beta Kappa.

Ronald Bension Committees Audit Revenue	65

Ronald Bension has been a director of the Company since April 2016. Mr. Bension has been the President of House of Blues Entertainment, LLC at Live Nation Entertainment, Inc. since November 2010. Prior to that, he served as Chief Executive Officer of TicketsNow.com, Inc. from January 2010 to November 2010. During his more than 40-year career, he has led several major recreation, entertainment and e-commerce companies to financial and strategic success. Mr. Bension served as Chairman and Chief Executive Officer of Universal Studios Recreation Group, a unit of Universal Studios, from 1990 to 1996. He also served as the Chief Executive Officer of Sportnet at Wasserman Media Group, LLC from February 2008 to June 2009, Chief Executive Officer of Tickets.com, Inc. from December 2001 to May 2006 and Chief Executive Officer of GameWorks, LLC from 1999 to 2001. Mr. Bension received a Bachelor of Science in Criminal Justice from California State University, Los Angeles.

James Chambers Committees Compensation Nominating and Corporate Governance (Chair) Revenue	34

James Chambers has been a director of the Company since June 2019.  Mr. Chambers has been a Partner at Hill Path Capital LP (“Hill Path”) since 2016. From 2009 to 2016, Mr. Chambers was a Principal at Apollo Management where he worked on a wide range of transactions across a variety of industries.  Prior to Apollo Management, Mr. Chambers was an analyst in the Consumer Retail Group in the Investment Banking Division of Goldman Sachs & Co.  Mr. Chambers has previously served on the board of directors of Great Wolf Resorts, Inc., CEC Entertainment Inc. (the parent company of Chuck E. Cheese's), Principal Maritime Tankers Corp. and Principal Chemical Carriers, LLC.  Mr. Chambers graduated from Duke University in 2007 with a B.A. in Political Science and a Certificate in Markets and Management.

William Gray Committees Audit Nominating and Corporate Governance Revenue	68

William Gray has been a director of the Company since December 2014. He currently serves as Co-Founder and Executive Director of Hulls Highway Consulting. Mr. Gray has been a Senior Advisor to The Blackstone Group LP since 2010. Mr. Gray served as Co-Chief Executive Officer and Vice Chairman of Ogilvy North America of Ogilvy & Mather Worldwide from 2005 to 2009. Mr. Gray served as the President of Ogilvy Mather Advertising New York from 1997 to 2005. He joined Ogilvy & Mather, Inc. in 1978 as an Assistant Account Executive. Mr. Gray is currently a director of Crocs, Inc. (Nasdaq). He served on the board of Harleysville Group Insurance (Nasdaq) from 2007 to 2011, HealthMarkets, Inc. from 2013 to 2019, the board of trustees of The Century Family of Mutual Funds from 2006 to 2018 and the board of directors of Zinio Publishing Group from 2011 to 2014. He has also been a trustee of the New York Public Library since 1997. He received his MBA from the University of Virginia’s Darden School and a BA from Harvard College.

Charles Koppelman Committees Nominating and Corporate Governance Revenue	80

Charles Koppelman has been a director of the Company since July 2019.  He currently serves as Chairman and Chief Executive Officer of CAK Entertainment, Inc., an entertainment and leisure consultant and brand development firm that he founded in 1997. Mr. Koppelman served as Executive Chairman and Principal Executive Officer of Martha Stewart Living Omnimedia, Inc. from 2005 to 2011.  Mr. Koppelman served as Chairman and Chief Executive Officer of EMI Records Group, North America, from 1994 to 1997, and Chairman and Chief Executive Officer of EMI Music Publishing from 1990 to 1994. Mr. Koppelman currently serves on the board of directors of Las Vegas Sands Corp. (Chairman of Compensation Committee) and he previously served on the board of directors of Six Flags Entertainment Corporation (2010 to 2016), Martha Stewart Living Omnimedia, Inc. (Executive Chairman) (2004 to 2011), and Steve Madden, Ltd. (Executive Chairman) (2000 to 2004).

Yoshikazu Maruyama Committees Compensation Revenue (Chair)	49

Yoshikazu Maruyama has been a director of the Company since June 2017 and served as Chairman of the Board from September 2017 until July 2019. Since May 2019, Mr. Maruyama has served as Chief Executive Officer of TOCA Football, Inc., a California-based, a global soccer experiences company.  Prior to that, he provided consulting services in the leisure industry, including to ZHG Group, a real estate development and diversified leisure and tourism company in Asia from March 2017 to April 2018. Prior to that, Mr. Maruyama served as Global Head of Location Based Entertainment for DreamWorks Animation SKG, where he served from August 2010 until March 2017. From June 2004 to January 2009, he served as Chief Strategy Officer and was elected to the Board of Directors of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park. Mr. Maruyama held multiple positions at Universal Parks and Resorts from June 1995 to June 2004, including as Senior Vice President of International Business Development and Vice President of Strategic Planning. Mr. Maruyama also served as a Financial Analyst at J.P. Morgan & Co. from July 1992 to June 1995. Mr. Maruyama holds a Bachelor of Science degree in Operations Research from Columbia University in New York.  Mr. Maruyama also serves on the boards of The Buckley School and Make-A-Wish Greater Los Angeles, both nonprofit organizations.

Thomas E. Moloney Committees Audit (Chair) Compensation	76

Thomas E. Moloney has been a director of the Company since January 2015. Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012. Mr. Moloney serves on the Board of Directors of Genworth Financial, Inc. (NYSE) and Nashoba Learning Group (a non-profit organization) and formerly served on the board of the Boston Children’s Museum (a non-profit organization) as its Chairperson. Mr. Moloney has also served on the boards of Manulife International Board (Singapore), Nypro, Inc., 5 Star Life Insurance Company, and Shawmut Design and Construction Company. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification (Silver Level) from the American College of Corporate Directors Group.

Neha Jogani Narang Committees Revenue	36

Neha Jogani Narang has served as a director of the Company since November 2019.  Ms. Narang has been an independent marketing consultant since 2018. From 2011 to 2017, she held positions of increasing responsibility at Facebook, Inc., where she most recently served as Director, Consumer and Developer Product Marketing from 2015 to 2017. Prior to joining Facebook, Ms. Narang was a consultant at The Boston Consulting Group from 2010 to 2011. Ms. Narang holds a Master of Business Administration from Stanford University Graduate School of Business and a bachelor’s degree from University of Southern California. Ms. Narang also has served on the Board of Directors of the Boys and Girls Clubs of San Francisco since 2018, a nonprofit organization.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

The Board of Directors and Certain Governance Matters

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Revenue Committee.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. The Company has adopted a majority voting standard for director elections and all directors are elected annually.

Engagement with Stockholders

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. During 2019, outreach to our stockholders was a priority for our Board of Directors and management team. We held one-on-one meetings with stockholders and potential investors from the United States as well as overseas. In addition, we have calls with stockholders on a regular basis, review correspondence submitted by stockholders to management and/or the Board and have discussions with proxy advisory services on various topics including implementing best practices in executive compensation and corporate governance. The Board and its committees received regular feedback on these meetings.

Our Board has also proactively taken steps to continue to ensure best governance practices, refresh its membership, and deepen its relevant experience, including:

•	adding three new, highly-qualified independent directors to the Board in 2019, each with extensive consumer, leisure and entertainment experience;
•

eliminating the classified board structure, adopting a majority voting standard for uncontested director elections, and establishing compensation plans which emphasize longer term performance-based compensation and provide a more balanced scorecard of performance metrics;

•

amending the Nominating and Corporate Governance Committee’s charter to require, unless restricted by any legal, contractual or other obligations, that the pools of candidates to be considered by the Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity and / or gender.

•	Increasing board diversity by adding an Indian-American woman and an African-American man; and having an independent Chairman of the Board.

Consistent with our approach of proactively engaging stockholders, in the second half of 2019, our Board and its Compensation Committee launched a strategic stockholder engagement program with investors focused on compensation and governance issues. Various members of management, the Board’s independent compensation consultant, the Chairman of the Board and Compensation Committee participated in calls with stockholders.  Through this process, the Company reached out to stockholders representing over 79% of its outstanding shares and had discussions with stockholders representing almost 54% of its outstanding shares, which included three of its top four largest stockholders.  Also, consistent with the Board’s desire to engage with stockholders, management and the Chairman of the Nominating and Governance Committee also engaged with stockholders on governance issues including diversity issues.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Nominating and Corporate Governance or Revenue Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 6240 Sea Harbor Drive, Orlando, Florida 32821. Such communications may be done confidentially or anonymously.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Ross, Bension, Gray, Maruyama, Moloney, Chambers, Koppelman and Ms. Narang is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. Previously, our Board also determined that each of  Mr. Donald C. Robinson, Ms. Deborah M. Thomas and Mr. Yongli Wang who are former directors and served in 2019 were independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. Our Board has also determined that each member of our Audit Committee (Messrs. Bension, Moloney and Gray) is “independent” for purposes of NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member of our Compensation Committee (Messrs. Ross, Chambers, Maruyama and Moloney) is “independent” for purposes of NYSE listing standards and Section 10C(a)(3) of the Exchange Act.

Board Structure

In July 2019, the Board elected Mr. Scott I. Ross to serve as Non-Executive Chairman of the Board. Mr. Yoshikazu Maruyama served as our Non-Executive Chairman from October 2017 to July 2019 and Mr. Donald C. Robinson served as our independent Lead Director from October 2017 until his retirement in June 2019.  Our Corporate Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director, or the Board otherwise determines it is appropriate to elect a Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director is responsible for helping to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The independent directors elect the Lead Director from among the independent directors. A more complete description of the role of Lead Director is set forth in our Corporate Governance Guidelines.  The Chief Executive Officer position is separate from the Chairman position.  Marc G Swanson currently serves as Interim Chief Executive Officer of the Company.

Our Board believes that this leadership structure is appropriate for us at this time as this structure encourages the free and open dialogue of competing views and provides for strong checks and balances.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s standing committees as of April 23, 2020.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Revenue Committee
Scott I. Ross		X, Chair	X	X
Ronald Bension	X			X
James Chambers		X	X, Chair	X
William Gray	X		X	X
Charles Koppelman			X	X
Yoshikazu Maruyama		X		X, Chair
Thomas E. Moloney	X, Chair	X
Neha Jogani Narang				X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Four of the directors then in office attended the Company’s 2019 Annual Meeting of Stockholders. During 2019, the Board held fifteen meetings. During 2019, (i) the Audit Committee held nine meetings; (ii) the Nominating and Corporate Governance Committee held nine meetings; (iii) the Compensation Committee held twelve meetings; and (iv) the Revenue Committee held eight meetings. No member of the Board other than Mr. Rivera, our former Chief Executive Officer attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).  Mr. Rivera did not serve on any committees and could not attend the one meeting of the Board that occurred after his election to the Board due to illness on the day of the said meeting.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Moloney qualifies as an audit committee financial expert as defined by applicable U.S. Securities and Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Moloney’s qualification based on, among other things, Mr. Moloney’s experience as the Chief Financial Officer of John Hancock Financial Services. During the course of 2019, our Audit Committee consisted of Messrs. Bension, Gray, Moloney and Ms. Thomas (through June 12, 2019), with Ms. Thomas serving as Chair of the Audit Committee until her retirement on June 12, 2019, and with Mr. Moloney serving as Chair of the Audit Committee since June 12, 2019.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

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carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;
•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;
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reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and
•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements prior to inclusion in our Annual Report on Form 10-K and our quarterly financial statements prior to inclusion in our quarterly reports on Form 10-Q or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. During the course of 2019, our Compensation Committee consisted of Messrs. Gray (through June 12, 2019), Moloney, Ross (since June 12, 2019), Chambers (since June 12, 2019) and Maruyama (since June 12, 2019) and Ms. Thomas (through June 12, 2019), with Mr. Moloney serving as Chair of the Compensation Committee until June 12, 2019 and with Mr. Ross serving as Chair of the Compensation Committee since June 12, 2019.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

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evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•	considering policies and procedures pertaining to expense accounts of senior executives;
•

reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis and recommending to the Board its inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the Compensation Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.  On July 10, 2019, the Compensation Committee formed the Rule 16b-3 Subcommittee which consists of Messrs. Moloney and Maruyama to approve certain transactions between the Company and its officers or directors in compliance with Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During the course of 2019, our Compensation Committee consisted of Messrs. Gray, Moloney, Ross, Chambers and Maruyama and Ms. Thomas. None of the members of our Compensation Committee during 2019 is or has at any time during the past year been, an officer or employee of our Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the applicable NYSE listing standards. During the course of 2019, our Nominating and Corporate Governance Committee consisted of Messrs. Gray, Bension (until June 12, 2019), Robinson (until June 12, 2019), Ross (since June 12, 2019), Chambers (since June 12, 2019) and Koppelman (since July 19, 2019), with Mr. Robinson serving as Chair of the Nominating and Corporate Governance Committee until June 12, 2019 and with Mr. Chambers serving as Chair of the Nominating and Corporate Governance Committee as of June 12, 2019. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;
•	identifying and recommending to the Board individuals to be nominated as directors;
•	evaluating candidates for nomination to the Board, including those recommended by stockholders;
•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;
•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;
•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;
•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and
•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Revenue Committee

During 2019, the Revenue Committee, consisted of Messrs. Bension, Gray, Robinson (until June 12, 2019), Maruyama, Ross, Chambers (since June 12, 2019), Koppelman (since July 19, 2019), and Ms. Narang (since November 11, 2019), with Mr. Maruyama serving as Chair of the Revenue Committee. The duties and responsibilities of the Revenue Committee are set forth in its charter, and include the following:

•	reviewing and providing guidance to management with respect to the Company’s short-term and long-term revenue growth strategies and the Company’s implementation of strategic decisions; and
•

periodically, reviewing and evaluating the Company’s progress in implementing its short-term and long-term strategic revenue growth plans, discussing appropriate modifications to such plans to reflect changes in market or business conditions and discussing any other strategic concerns of the Board and/or management that are consistent with the purposes of the Revenue Committee as set forth in its charter.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. Each of the other Board committees considers risks related to matters within the scope of its responsibilities as part of its regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. In addition, our Board receives periodic detailed operating performance reviews from management.

Compensation Committee Risk Assessment

With the assistance of W.T. Haigh & Company, Inc. (“Haigh”), the Compensation Committee’s independent compensation consultant, the Compensation Committee conducted a comprehensive compensation risk assessment. The assessment focused on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on the outcomes of this assessment, the Compensation Committee believes, and Haigh concurs, that the Company’s compensation programs (i) do not motivate our executive officers or our nonexecutive employees to take excessive risks, (ii) are designed to encourage behaviors aligned with the long-term interests of stockholders, and (iii) are not reasonably likely to have a material adverse effect on the Company.

Cybersecurity Risk

With respect to cybersecurity risk oversight, our Board of Directors and our Audit Committee receive periodic updates from the appropriate managers on the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. In addition to such periodic reports, our Board of Directors and our Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. The Non-Executive Chairman or Lead Director presides at the executive sessions. The Audit, Compensation, Nominating and Corporate Governance and Revenue Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation, Nominating and Corporate Governance and Revenue Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, Florida 32821.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Board of Directors recognizes the value of diversity and its ability to bring to bear a wide range of experiences and perspectives that are relevant to the Company’s strategy and business.   Consistent with the value of diversity, the Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards.  In addition, unless restricted by any legal, contractual or other obligations, the Nominating and Corporate Governance Committee will require that the pools of candidates to be considered by the Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity and / or gender.  In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. Consistent with this approach, Ms. Narang was first recommended for service on our Board by Mr. Maruyama.  The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons—ZHG Stockholders’ Agreement” which was terminated on May 3, 2019 pursuant to the Letter Agreement with Sun Wise, provided that ZHG had the right to nominate to our Board two designees for so long as ZHG owned at least 20% of the Company’s outstanding common stock. The Company agreed to waive the requirement to resign from the Board as a result of the Transfer with respect to Mr. Maruyama. Currently, Mr. Maruyama, who was nominated by ZHG, serves on our Board of Directors. Mr. Maruyama has also been nominated for re-election this year, see “Proposal No. 1 – Election of Directors.”

Additionally, the Stockholders Agreement described below under “Transactions with Related Persons—Hill Path Agreements” provides that Hill Path had the right to nominate to our Board three designees, who were Messrs. Ross, Chambers and Koppelman. Currently, Messrs. Ross, Chambers and Koppelman have continued to serve on our Board of Directors and have been nominated for re-election this year, see “Proposal No. 1 – Election of Directors.”

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stockholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

•

Mr. Bension has extensive e-commerce and entertainment company expertise from his experience leading several major e-commerce, recreation and entertainment companies to financial and strategic success.

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Mr. Chambers has significant corporate finance and leisure and entertainment industry experience that he has gained from his various investment roles at Goldman, Sachs & Co, Apollo Global Management, LLC and his position as a Partner of Hill Path, as well as having served on the boards of various companies.

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Mr. Gray has extensive experience in marketing, communications and management acquired from his leadership tenure of 30 plus years with Ogilvy Group and 15 plus years of experience in directorship roles.

•	Mr. Koppelman has extensive experience and expertise in building, managing and growing global brands in the consumer, leisure and entertainment sectors.
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Mr. Maruyama has financial, marketing and management expertise as well as knowledge of our industry having previously served in multiple positions at Universal Parks and Resorts and as Chief Strategy Officer of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park.

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Mr. Moloney has financial and management expertise and valuable experience gained from his position as Chief Financial Officer of John Hancock Financial Services, as well as experience as a director of other private and public companies.

•	Ms. Narang has extensive digital, brand and product marketing expertise gained from her leadership roles at Facebook and her consulting experience.
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Mr. Ross has significant corporate finance and leisure and entertainment industry experience that he has gained from his various investment roles at Goldman, Sachs & Co, Shumway Capital Partners, Apollo Global Management, LLC and his position as a Managing Partner and founder of Hill Path, as well as having served on the boards of various public and private companies.

Our Corporate Governance Guidelines provide that directors may not continue to serve on the Board of Directors after reaching the age of 75 without an express waiver by the Board. The Board believes that waivers of this policy should not be automatic and should be based upon the needs of the Company and the individual attributes of the director. After considering Messrs. Moloney and Koppelman’s experience, dedication, and valuable contributions to the Board and its committees, pursuant to the Governance Guidelines, the Nominating and Corporate Governance Committee recommended to the Board that the mandatory retirement requirement be waived for Messrs. Moloney and Koppelman.  Based upon this recommendation, the Board determined that a waiver of this policy for Messrs. Moloney and Koppelman with respect to their service for 2020-2021 was in the best interests of the Company and, accordingly, approved such waiver. Accordingly, the annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the eight incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee regularly considers director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, Florida 32821. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2020 Annual Meeting”.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers including ages as of record date.   Beneficial ownership of equity securities of the executive officers is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information

Marc G. Swanson	49

Marc G. Swanson has served as Interim Chief Executive Officer since April 2020.  Prior to that, he served as Chief Financial Officer and Treasurer of the Company since August 2017, except for from September 2019 to November 2019 when he served as Interim Chief Executive Officer. Prior to that, Mr. Swanson had served as Chief Accounting Officer since 2012 and served as Interim Chief Financial Officer from June 2015 until September 2015 and as Interim Chief Financial Officer and Treasurer from August 1, 2017 until his permanent appointment later that same month. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. Mr. Swanson is a member of the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a Certified Public Accountant.

G. Anthony (Tony) Taylor	55

G. Anthony (Tony) Taylor has been the Chief Legal Officer, General Counsel and Corporate Secretary since 2010 and has led the External Affairs team since 2017, which includes Governmental Affairs, Community Affairs, and Corporate Responsibility. In addition, from 2013 until 2015, Mr. Taylor led the Company’s Corporate Affairs group, which included Industry & Governmental Affairs, Corporate Communications, Community Affairs, Risk Management and Corporate Social Responsibility. From 2012 to 2015, Mr. Taylor led the Company’s Governmental Affairs team, and from 2010 to 2016, Mr. Taylor led the Risk Management Group.  Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and was a Principal at Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Name	Age	Principal Occupation and Other Information

Walter Bogumil	48

Walter Bogumil has served as the Company’s Chief Operating Officer since April 2020.  Prior to that, he served as Chief Strategy Officer since June 2018. Prior to joining the Company, he served as Affinity Gaming’s Interim Chief Executive Officer from April 2018 to June 2018 and served as Affinity’s Chief Financial Officer and Treasurer from March 2015 to June 2018. Prior to that, he was Vice President, Financial Analysis, at Penn National Gaming from April 2002 to March 2015.  He has also held previous roles in the theme park and resort industries.  Mr. Bogumil holds a bachelor's degree in finance from the University of Central Florida and a master's degree in business administration from Rollins College.

Dr. Christopher (Chris) Dold	47

Dr. Christopher (Chris) Dold has been our Chief Zoological Officer since April 2016. Prior to that, Dr. Dold served as Vice President, Veterinary Services from October 2009 until April 2016 and Senior Veterinarian at SeaWorld Orlando from October 2005 to September 2009. Prior to joining the Company, Dr. Dold was a National Academies-National Research Council Postdoctoral Clinical Fellow with the US Navy Marine Mammal Program and completed a University of California-Davis Internship in Marine Mammal Medicine and Pathology at The Marine Mammal Center in Sausalito, California. Dr. Dold has held memberships in the American Veterinary Medical Association, International Association for Aquatic Animal Medicine, European Association for Aquatic Mammals, and the American Association of Zoo Veterinarians. Dr. Dold received a Bachelor of Science degree in zoology from the University of Wisconsin-Madison and his doctorate in veterinary medicine from the University of Wisconsin-Madison School of Veterinary Medicine.

Elizabeth C. Gulacsy	46

Elizabeth C. Gulacsy has served as Interim Chief Financial Officer and Treasurer since April 2020. Prior to that, she served as Chief Accounting Officer of the Company since August 2017, except for from September 2019 to November 2019 when she also served as the Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer. Prior to that, Ms. Gulacsy served as Corporate Vice President, Financial Reporting since 2016 and Director, Financial Reporting from 2013 to 2016. Prior to joining the Company, from 2011 to 2013, Ms. Gulacsy served as Chief Accounting Officer and Corporate Controller for Cross Country Healthcare, Inc., from 2006 to 2011 she served as their Director of Corporate Accounting and from 2002 to 2006 as their Assistant Controller. From 2006-2013, prior to joining the Company, Ms. Gulacsy was an Audit Manager for Ernst & Young LLP. Ms. Gulacsy is a member of the Board of Directors for the SeaWorld & Busch Gardens Conservation Fund and a member of the Audit Committee for IAAPA, the global association for the theme park industry.  Ms. Gulacsy holds a bachelor’s degree and master’s degree in accounting from the University of Florida and is a Certified Public Accountant.

Sharon (Sherri) P. Nadeau	58

Sharon (Sherri) Nadeau was appointed as Chief Human Resources Officer in August 2019. Prior to that, Ms. Nadeau held senior human resources positions at Cerberus Capital Management portfolio companies from March 2016 to July 2019 where she most recently served as Senior Vice President and Chief Human Resources Officer for First Key Homes (2017 to July 2019) and Chief Human Resources Officer at YP, Inc. (the “Yellow Pages”) (March 2016 to July 2017). From 2012 to January 2016, Ms. Nadeau held senior human resources positions at Symphony Technology portfolio companies including Senior Vice President North America & Europe, Middle East, Africa for First Advantage (September 2014 to January 2016) and Senior Vice President and Chief People Officer Connextiy, Inc. (2012 to August 2014).  Ms. Nadeau held various other senior human resources positions from 2001 to 2012.  Ms. Nadeau holds a bachelor’s degree in accounting from Liberty University and a master’s degree in Accounting/Tax from the University of Virginia.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2020.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2019 and 2018 and fees billed for other services rendered for those periods:

	2019	2018
Audit fees(1)	$1,460,862	$1,420,536
Audit-related fees(2)	22,770	51,600
Total:	$1,483,632	$1,472,136

(1)

Includes the aggregate fees in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, internal controls over financial reporting and the review of interim financial statements included in SEC filings.

(2)

Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are primarily related to the audits of the SeaWorld & Busch Gardens Conservation Fund and other agreed upon procedures.  For 2018, also includes the audit of the benefit plan of the Company.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche LLP’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Proposal No. 3—Non-Binding Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 23 to 54. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 23 to 54, as well as the discussion regarding the Compensation Committee on pages 11 to 12.

In particular, stockholders should note the following:

•

A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•

In keeping with our robust pay for performance philosophy and linking realized pay to meeting our aggressive performance targets, there have been no merit-based salary increases for our NEOs since 2013, however the Compensation Committee approved an increase in John T. Reilly’s annual base salary in connection with the transition of the Chief Executive Officer role in February 2019, an increase in Marc Swanson’s annual base salary in connection with his appointment as Interim Chief Executive Officer in September 2019, and an increase in Elizabeth C. Gulacsy’s annual base salary in connection with her appointment to serve as Interim Chief Financial Officer in addition to her role as the Company’s Chief Accounting Officer in September 2019. In addition, no cash bonuses were paid under our annual incentive plan from 2014-2017 nor were any shares earned under our performance-based long-term incentive plans for the 2016–2019 performance cycles with the exception of a payout of 124% of target under the 2016-2018 long term incentive plan related to only the 2018 performance year and a payout of 109% of target under the 2017-2019 long term incentive plan related to the 2017-2019 three year performance period.

•

Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase stockholder value.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF
THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Proposal No. 4—Non-Binding Vote on FREQUENCY OF SHAREHOLDER VOTES ON Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to recommend, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in proposal no. 3) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

In considering their vote, stockholders may wish to review with care the information presented in connection with proposal no. 3, the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 23 to 54, as well as the discussion regarding the Compensation Committee on pages 11 to 12.

We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•

We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•

We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it is not required by law.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A SHAREHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and for auditing our internal control over financial reporting and expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees” and the applicable requirements of the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Thomas E. Moloney, Chair Ronald Bension
William Gray

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2020 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Scott Ross, Chair
James Chambers
Yoshikazu Maruyama
Thomas Moloney

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2019 compensation of our named executive officers (“NEOs”). In addition, the following report includes a summary of changes in our 2020 compensation program which are designed to respond to stockholder feedback and to strengthen the performance orientation of our compensation programs.

On March 13, 2020, we announced that, in light of the impact of the global COVID-19 pandemic, we would close our parks beginning March 16, 2020 to ensure the safety and health of our guests and ambassadors.  Additionally, given the uncertainty of the impact created by the COVID-19 virus and the temporary closure of our parks, we no longer expect to achieve our previously stated goal of $475 million to $500 million dollars of Adjusted EBITDA by the end of 2020.  We continue to monitor guidance from Federal, State and Local authorities to determine when we are able to re-open our parks.  The pandemic may result in changes to our 2020 annual and long-term performance compensation programs.

Executive Summary

2019 Business Highlights

In fiscal year 2019, we achieved record net income of $89.5 million and record Adjusted EBITDA of $456.9 million resulting from continued growth and transformation for the Company.  The following table summarizes key year-over-year growth metrics:

	Fiscal Year
Financial Metric (In millions except per share and per capita amounts)	2019	2018	Variance
Total revenues	$1,398.2	$1,372.3	1.9%
Net income	$89.5	$44.8	99.8%
Earnings per share, diluted	$1.10	$0.52	111.5%
Adjusted EBITDA(1)	$456.9	$401.3	13.9%
Net cash provided by operating activities	$348.4	$293.9	18.5%
Attendance	22.62	22.58	0.2%
Total revenue per capita	$61.80	$60.77	1.7%
Admission per capita	$35.48	$35.37	0.3%
In-Park per capita spending	$26.32	$25.40	3.6%

In addition to our core financial metrics, we continued to grow shareholder value:

	One Year 12/31/2019	Cumulative Three-Year 12/31/2019
Total stockholder return	43.5%	67.5%

In addition to our strong financial and stockholder return results, we helped rescue over 2,100 animals in 2019, bringing our total rescues to over 36,000. This is a result that is key to our mission as a company.

(1)

Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted in calculating covenant compliance under the credit agreement, dated as of December 1, 2009, as the same may be amended, restated, supplemented or modified from time to time governing the Company’s senior secured credit facilities (the “Senior Secured Credit Facilities”). Adjusted EBITDA as defined in the Senior Secured Credit Facilities is consistent with our reported Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see “— Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Indebtedness—Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

2019 Named Executive Officers

For 2019, our named executive officers were:

Sergio (Serge) Rivera(1)	Director & Chief Executive Officer
John T. Reilly(2)	Former Interim Chief Executive Officer & Chief Parks Operations Officer and former Chief Operating Officer
Gustavo (Gus) Antorcha(3)	Former Director & Chief Executive Officer
Marc Swanson(4)	Chief Financial Officer and Treasurer, former Interim Chief Executive Officer
Elizabeth Gulacsy(5)	Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary
Walter Bogumil(6)	Chief Strategy Officer
Dr. Christopher (Chris) Dold	Chief Zoological Officer

(1)

Effective November 11, 2019, the Board appointed Sergio D. Rivera to serve as Chief Executive Officer (“CEO”) of the Company. In addition, the Board elected Mr. Rivera to serve as a director of the Company.  On April 2, 2020, Mr. Rivera resigned as CEO, effective as of April 4, 2020.

(2)

On February 25, 2018, the Board appointed John T. Reilly, the Company’s then Chief Parks Operations Officer, to serve as Interim Chief Executive Officer, effective February 26, 2018. Mr. Reilly served in this capacity until February 18, 2019 when Gustavo (Gus) Antorcha was appointed Chief Executive Officer and Director of the Company and Mr. Reilly was appointed Chief Operating Officer. On March 14, 2019, Mr. Reilly informed the Company of his decision to resign as Chief Operating Officer effective March 31, 2019.

(3)

On February 5, 2019 Gustavo (Gus) Antorcha was appointed Chief Executive Officer and Director of the Company effective February 18, 2019.  On September 13, 2019, Mr. Antorcha informed the Company of his intention to resign from such position with the Company and from any office or directorship at any affiliated entity of SeaWorld and to resign as a member of the Company's Board of Directors effective immediately.

(4)

On September 15, 2019, the Board appointed Marc G. Swanson, the Company’s Chief Financial Officer and Treasurer, to serve as Interim Chief Executive Officer. On November 11, 2019, Mr. Swanson returned to his role as Chief Financial Officer and Treasurer.  On April 4, 2020, the Board appointed Mr. Swanson to serve as Interim Chief Executive Officer.

(5)

On September 15, 2019, the Board appointed Elizabeth C. Gulacsy, the Company’s Chief Accounting Officer, to serve as Interim Chief Financial Officer in addition to her role as Chief Accounting Officer. On November 11, 2019, Ms. Gulacsy returned to her role as Chief Accounting Officer.  On April 4, 2020, the Board appointed Ms. Gulacsy to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.

(6)	On April 4, 2020, the Board appointed Mr. Bogumil to serve as Chief Operating Officer.

Highlights of Our NEO Compensation for 2019

•

In general, we did not provide merit salary increases in 2019 to our senior leadership. We did make adjustments in salary based on promotions and/or changes in roles and responsibilities including increasing the salary for both Mr. Swanson and Ms. Gulacsy when they became Interim Chief Executive Officer and Interim Chief Financial Officer respectively. In addition, in recognition of his leadership and contributions as our Chief Zoological Officer, the Compensation Committee approved an increase to Dr. Dold’s base salary and the grant of additional equity to him which were effective in the first quarter of 2020.

•	Our performance in 2019 resulted in annual bonuses earned for 2019 performance at approximately 22.5% of target (see “—2019 Annual Cash & Stock Incentive Awards” below).
•

Performance share awards were earned for the 2017-2019 performance cycle under our 2017 long-term incentive grant. Approximately 109% of target was earned for the 2017-2019 performance cycle (see “—Performance-Vesting Restricted Stock” below). Our 2018 long-term incentive performance award is based on a three-year performance cycle and is still in progress.  Our 2019 long-term incentive performance awards were originally based on a three-year performance cycle (see “—2020 Long-Term Incentive awards and 2019 Long-Term Incentive Awards Modification” below).

Our Total Compensation Program Checklist

Our Total Compensation Programs Include:
+	Significant emphasis on performance-based variable compensation. Almost 70% of NEO compensation based on performance.
+	Strong emphasis on equity compensation to align our interests with those of our stockholders (approximately 60% of our 2019 NEO pay is equity- based).
+	Share ownership guidelines that require owning a significant amount of Company stock.
+	Clawback provisions to recover incentive compensation paid due to misstated financial statements.
+	Reasonable termination and change in control provisions including double trigger equity vesting and no tax gross-ups for Section 280G excise tax.
+	No repricing of underwater stock options.
+	Programs that do not encourage excessive risk.
+	Prohibition on hedging and limitations on pledging Company stock.
+	Limited use of perquisites.

2019 Say-On-Pay Vote and Stockholder Outreach

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. The 2019 annual vote on an advisory resolution to approve the compensation of our named executive officers (“say-on-pay”) passed with approximately 95% of the votes in favor. Even though we received a high level of support for our executive compensation programs, during 2019, outreach to our stockholders and analysts remained a top priority for our Board of Directors and our senior management team. Various members of management, the Board’s independent compensation consultant and the Chairman of the Compensation Committee held one-on-one meetings with stockholders and potential investors from the United States as well as overseas. In addition, we have calls with stockholders on a regular basis, review correspondence submitted by stockholders to management and/or the Board and have discussions with proxy advisory services on various topics including implementing best practices in executive compensation and corporate governance. Through this process, the Company reached out to stockholders representing over 79% of its outstanding shares and had discussions with stockholders representing almost over 54% of its outstanding shares, which included three of our top four largest stockholders. Based on the feedback from these meetings, we continue to strengthen our pay-for-performance philosophy and alignment with stockholders. The Board and its committees received regular feedback on these meetings.

Our Total Rewards Philosophy

Key Rewards Principles

We believe we must provide total rewards that will attract, retain and motivate an outstanding executive team to achieve our challenging business goals and create value for our stockholders. To accomplish this, our compensation program is designed to support the following key reward principles:

Performance-Driven Pay

Our total compensation program is designed to encourage high performance, recognize future potential for growth and motivate the achievement of challenging performance objectives. We design our program to strike an appropriate balance between short-term and longer-term performance.

Competitive Compensation Opportunities

We strive to ensure the total value of our compensation package is fully competitive within our industry consistent with our performance. Variable compensation elements including annual bonus and equity awards are intended to deliver our competitive target when we achieve our goals. Value delivered above or below this targeted amount is entirely dependent on our performance.

Reasonable Cost Consistent With Our Performance

Our goal is to establish plans which are affordable and consistent with our performance versus our challenging annual and long-term business goals and fundamentally aligned with our longer-term business strategy.

Elements of 2019 Compensation

Our compensation program is made up of the following three direct compensation elements:

Compensation Element	Purpose
Base Salary

•Fixed cash compensation that is reviewed annually and adjusted as appropriate based on individual performance and Company affordability.

•Attracts and retains executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Incentives

•Variable compensation paid in a combination of cash and performance-vesting restricted stock units based on performance versus pre-established annual goals.

•Designed to motivate and reward the achievement of a balanced scorecard of our annual performance, which for 2019 was generally based on Adjusted EBITDA (50%), Total Revenue (10%), Free Cash Flow (10%), key individual objectives (20%) and discretionary objectives (10%).

Long-Term Equity Incentives

•Variable compensation payable in the form of time-vesting options and performance-vesting restricted stock units. In 2019, we granted stock options as the time-based equity component to focus growing stockholder value.

•Intended to align executives' interests with the interests of our stockholders through equity-based compensation with performance- based and time-based vesting features.

•Promote the long-term retention of our executives and key management personnel.

•For 2019, we increased the weighting of performance vesting equity from 67% to 75% of total target equity value to further strengthen our pay-for-performance philosophy.

Our 2019 Mix of Target Compensation

Our compensation is structured to meet the following key objectives for our NEOs and other key executives:

•

Fixed Versus Performance Variable Compensation: We ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value.

•

Cash Versus Equity: We believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation with a greater portion based on long-term equity awards for our NEOs to strengthen alignment with stockholders.

The following chart illustrates our 2019 targeted compensation mix and structure for our NEOs on average. The chart is based on the NEOs who were employed by us and based on their positions with the Company on January 1, 2019:

Pay-For-Performance – Total Compensation Opportunity Versus Realized Compensation

Our programs are designed to reward our named executive officers with fully competitive compensation when we achieve our short- and longer-term goals. When we fail to meet our targeted performance goals as we did in 2019, actual total pay will be below each executive’s target total compensation opportunity. When we meet or exceed our short- and longer-term performance goals as we did in 2018, actual total pay may be at or significantly above each executive’s target total compensation opportunity. The following chart illustrates this concept by comparing 2018 and 2019 target total compensation opportunity versus actual realized pay in each of 2018 and 2019(1):

(1)

Chart above is based on the target total compensation opportunity versus actual realized pay in each of 2018 and 2019 for our executives that were NEOs and were employed by us for both 2018 and 2019 (excludes Messrs. Reilly, Antorcha and Rivera and Ms. Gulacsy). Target total compensation opportunity equals the sum of base salary, target annual incentives and target performance- and time-based equity awards. The 2019 equity award values are based on annualized grant target. Realized compensation equals the sum of base salary, actual annual incentives earned for 2018 performance (approximately 108% of target) and 2019 performance (approximately 22.5% of target) and the value of time-based equity awards that vested during each of 2018 and 2019. Target and realized compensation exclude the value of the Supplemental Adjusted EBITDA Award which is described in more detail below.

Compensation Determination Process

Role of the Compensation Committee, Management and Consultant

The Compensation Committee of our Board of Directors is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and other executive officers. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, create optimal stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. All members of the Board of Directors provide input to the Compensation Committee for consideration in the design and implementation of the compensation programs to ensure a transparent process.

In 2019, the Compensation Committee continued to engage the services of Haigh as its independent compensation consultant. Haigh provides advisory services only with respect to executive and non-employee director compensation and works with management only with the approval and under the direction of the Compensation Committee. Haigh reviewed the compensation components of our 2019 program for our named executive officers and advised the Compensation Committee regarding the components and levels of the executive compensation program, including our incentive and equity-based compensation plans. The Compensation Committee has reviewed our company’s relationships with Haigh and has determined there are no conflicts of interest.

Our Chief Executive Officer and senior human resources executives worked closely with the Compensation Committee and Haigh in managing our executive compensation program and attended meetings of the Compensation Committee. None of our NEOs participate in discussions with the Compensation Committee regarding their own compensation.

Peer Companies

The Compensation Committee directed Haigh to compare our executive compensation with competitive market compensation data for a peer group consisting of companies engaged in the same or similar industries as our Company. Due to the limited number of “pure leisure facilities” public companies, our Compensation Committee determined that it was appropriate to also include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

Generally, the Compensation Committee uses peer company data provided by Haigh to guide its review of the total compensation of our executive officers and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation levels and practices. The Compensation Committee focuses on ensuring that the elements of our executive compensation program are consistent and competitive with peer and industry trends. However, no specific competitive level is targeted by the Compensation Committee.

The Compensation Committee conducted a review of chief executive officer compensation as part of the recruitment process of Mr. Antorcha and Mr. Rivera.

The Compensation Committee approved the following 15 companies as our peer group based on analysis and recommendations by Haigh:

AMC Entertainment Holdings, Inc.	Merlin Entertainments PLC(1)
Cedar Fair, L.P.	MSG Networks Inc.
The Cheesecake Factory Incorporated	Red Robin Gourmet Burgers, Inc.
Cinemark Holdings, Inc.	Six Flags Entertainment Corporation
Cracker Barrel Old Country Store, Inc.	Texas Roadhouse, Inc.
Dave & Buster's Entertainment, Inc.	The Marcus Corporation
The Madison Square Garden Company	Vail Resorts, Inc.
Marriott Vacations Worldwide Corporation

(1)	Merlin Entertainments PLC was acquired by Motion Acquisition Limited in the fourth quarter of 2019 and will not be included in the 2020 Peer Group.

Speedway Motorsports, Inc. was deleted from our 2019 peer companies because it was acquired by Sonic Financial in September 2019.

2019 Compensation Design and Decisions

Base Salaries

Our philosophy is to pay base salaries that reflect each executive’s performance, experience and scope of responsibilities and provide levels of pay competitive with our industry practices for similar roles. Base salaries are reviewed annually with the opportunity for merit increase based on individual performance and position in salary range.

As part of our cost control initiatives, there were no merit-based salary increases for our named executive officers in 2019.  However, the Compensation Committee approved permanent increases in Mr. Swanson’s and Ms. Gulacsy’s annual base salaries in connection with Mr. Swanson’s appointment as Interim Chief Executive Officer and Ms. Gulacsy’s appointment as Interim Chief Financial Officer respectively in September 2019:

Name	Position in 2019	2019 Annualized Salary	% Increase	2018 Annualized Salary
Sergio (Serge) D. Rivera(1)	Director & Chief Executive Officer	$600,000	N/A	N/A
John T. Reilly	Former Interim Chief Executive Officer & Chief Parks Operations Officer and former Chief Operating Officer	$375,000	0%	$375,000
Gustavo (Gus) Antorcha(2)	Former Director & Chief Executive Officer	$600,000	N/A	N/A
Marc Swanson(3)	Chief Financial Officer and Treasurer, former Interim Chief Executive Officer	$400,000	14%	$350,000
Elizabeth C. Gulacsy(4)	Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer	$250,000	14%	$220,000
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$362,000	0%	$362,000
Walter Bogumil(5)	Chief Strategy Officer	$350,000	0%	$350,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$250,000	0%	$250,000

(1)	Mr. Rivera joined the Company on November 11, 2019 and terminated employment on April 4, 2020. Actual salary paid for 2019 was $91,154.
(2)	Mr. Antorcha joined the Company on February 18, 2019 and terminated employment on September 13, 2019. Actual salary paid for 2019 was $400,000.
(3)

Mr. Swanson’s salary was increased to $400,000 effective upon becoming Interim Chief Executive Officer on September 15, 2019. Actual salary paid for 2019 was $364,776.  On April 4, 2020, the Board appointed Mr. Swanson to serve as Interim Chief Executive Officer.

(4)

Ms. Gulacsy’s salary was increased to $250,000 effective upon becoming Interim Chief Financial Officer on September 15, 2019. Actual salary paid for 2019 was $228,865.  (4)On April 4, 2020, the Board appointed Ms. Gulacsy to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.

(5)	Mr. Bogumil joined the Company on June 18, 2018. Actual salary paid for 2018 was $188,462. On April 4, 2020, the Board appointed Mr. Bogumil to serve as Chief Operating Officer.

2019 Annual Cash & Stock Incentive Awards

Annual incentive awards are a key component of our total compensation program. These incentives are available to all of our salaried exempt employees including our named executive officers under our 2019 Bonus Plan. There were no permanent changes to target bonus percentages from 2018.

In February 2019, the Compensation Committee established target annual bonus opportunities for our named executive officers, payable 50% in cash and 50% in performance-vesting restricted stock units, described in further detail below. Due to their departures from the Company in March and September, respectively, Messrs. Reilly and Antorcha were not eligible to receive a payout under the 2019 Bonus Plan:

Name	Position in 2019	2019 Bonus Percentage of Salary	2019 Base Salary	2019 Bonus Potential Target
Sergio (Serge) D. Rivera(1)	Director & Chief Executive Officer	200%	$600,000	$1,200,000
John T. Reilly(2)	Former Interim Chief Executive Officer & Chief Parks Operations Officer and former Chief Operating Officer	80%	$375,000	$300,000
Gustavo (Gus) Antorcha(3)	Former Director & Chief Executive Officer	150%	$600,000	$900,000
Marc Swanson(4)	Chief Financial Officer and Treasurer, former Interim Chief Executive Officer	80-150%	$364,776	$340,000
Elizabeth C. Gulacsy(5)	Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer	60-80%	$228,865	$146,333
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	80%	$362,000	$289,600
Walter Bogumil	Chief Strategy Officer	80%	$350,000	$280,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	80%	$250,000	$200,000

(1)	For Mr. Rivera, the 2019 target award was pro-rated based on his hire date of November 11, 2019 and was $200,000.
(2)	For Mr. Reilly, represents annualized target award. Mr. Reilly left the Company on March 31, 2019. He was not entitled to any payment under the 2019 Bonus Plan in connection with his departure.
(3)

For Mr. Antorcha, represents annualized target award. Mr. Antorcha left the Company on September 13, 2019.  He was not entitled to any payment under the 2019 Bonus Plan in connection with his departure.

(4)

For Mr. Swanson, represents his prorated target award based on time served as our Interim Chief Executive Officer (150% bonus target) and as our Chief Financial Officer and Treasurer (80% bonus target). Salary represents annual rate of $350,000 through September 15, 2019 and $400,000 for the remainder of the year.

(5)

For Ms. Gulacsy, represents her prorated target award based on time served as our Interim Chief Financial Officer (80% bonus target) and as our Chief Accounting Officer (60% bonus target). Salary represents annual rate of $220,000 through September 15, 2019 and $250,000 for the remainder of the year.

The 2019 Bonus Plan had two components:

1.	Cash Component: 50% of total award is payable in cash.
2.

Equity Component: 50% of total award is in the form of Company performance-vesting restricted stock units that were granted at the beginning of the performance period, vest subject to performance and are settled in shares of our common stock following the performance period.

In 2019, we continued to evolve our performance metrics for annual performance. For 2019, performance metrics were weighted as follows for our Named Executive Officers:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	50%
Total Revenue	10%
Free Cash Flow	10%
Individual Objectives	20%
Discretionary	10%
Total	100%

Cost Containment Gate (if not met)	-25%

Adjusted EBITDA weighting remained the same as in 2018. We decreased the weighting for Total Revenue and Free Cash Flow by 10% each versus 2018 so we could increase the individual component from 10% to 20% and add an individual discretionary component, which is new for 2019. The discretionary component was added to give the Compensation Committee the discretion to reward individuals for performance unrelated to financial performance or their individual goals.

Also new for 2019 is the addition of a Cost Containment objective. If we did not achieve our targeted cost reduction objective for 2019, any earned bonus award was reduced by 25%.

The 2019 Adjusted EBITDA, Total Revenue, and Free Cash Flow performance targets were determined by our Compensation Committee early in the year, after taking into consideration management’s recommendations and our Board approved budget for the year. If threshold Adjusted EBITDA performance (the “funding hurdle”) was not met or exceeded, no amounts related to the financial metrics would be paid out in respect of the fiscal 2019 annual incentive awards. The Compensation Committee retained discretion in 2019 through the inclusion of a formal discretionary component to award up to 10% of eligible bonus targets in all performance scenarios, including if performance was below threshold. This discretionary funding measure was exercised by the Compensation Committee for 2019 in full. The following table sets forth the minimum, threshold, target and maximum performance amounts for each of the three performance metrics, as well as the payout percentages for each category.

The Adjusted EBITDA, Free Cash Flow and Total Revenue targets set forth below represent a 48%, 81% and 12% growth, respectively over our 2018 actual results.

Performance Metric	Minimum ($M)	Threshold ($M)	Target ($M)	Maximum ($M)(2)
Adjusted EBITDA(1)	$525.0	$550.0	$600.0	No Max
Free Cash Flow	$383.0	$401.0	$438.0	No Max
Payout Percentage of Target	25%	75%	125%	N/A

Performance Metric	Minimum ($M)(3)	Threshold ($M)	Target ($M)	Maximum ($M)(2)
Total Revenue	N/A	$1,443.0	$1,519.0	No Max
Payout Percentage of Target	N/A	50%	100%	N/A

(1)	Calculated on a pre-bonus basis.
(2)	Given the significant growth in performance targets versus 2018 actual results, the Compensation Committee determined that performance above target should have an uncapped payout opportunity.
(3)	There is no minimum performance payout for the Total Revenue performance metric.

Individual objectives for our NEOs typically cover a number of areas within their span of control and are intended to support our overall annual goals achievement. Specific individual goals for 2019 were not established due to leadership changes and transitions during the first quarter of 2019.

Individual and Discretionary Performance Considerations

In determining to award bonuses for individual performance, the Compensation Committee considered the following:

•

Mr. Swanson: The Committee considered his continuous leadership during multiple changes in our senior executive team, his performance as our Interim Chief Executive Officer, meeting all regulatory requirements/deadlines and maintenance of sound internal controls, SOX compliance, etc. and his role in our cost reduction initiatives.

•

Ms. Gulacsy: The Committee considered her performance as our Interim Chief Financial Officer, her leadership of all accounting related functions and her role in meeting all regulatory requirements/deadlines and maintenance of sound internal controls, SOX compliance, and other financial reporting requirements.

•	Mr. Taylor: The Committee considered his leadership of the legal function, legal support to the Revenue and Cost Committees and his role in our cost reduction initiatives.
•

Mr. Bogumil: The Committee considered his leadership role in our cost reduction initiatives, implementation of revenue management programs and improvements developed and implemented for guests’ in-park experience.

•

Dr. Dold: The Committee considered his leadership of our zoo function, his identification of zoo revenue growth opportunities, his management of the zoo’s core mission and best in class animal welfare programs.

•

Mr. Rivera: The Committee considered Mr. Rivera’s strategic outlook, his knowledge of the travel & leisure business environment and his focus on quickly learning the business, building key relationships with his team and attracting new talent.

The following table shows the actual 2019 results versus target performance and the resulting weighted payout as a percent of target:

Measure (In millions)	Target ($M)	Actual ($M)	Achievement	Payout	Measure Weighting	Weighted Payout
Adjusted EBITDA(1)	$600.0	$456.9	0.0%	0.0%	50.0%	0.0%
Total revenues	$1,519.0	$1,398.2	0.0%	0.0%	10.0%	0.0%
Free Cash Flow(2)	$438.0	$261.7	0.0%	0.0%	10.0%	0.0%
Weighted Payout						0.0%
Individual Objectives						20.0%
Discretionary Objectives						10.0%
Weighted Payout Before Cost Objectives						30.0%
Cost Containment/Savings Objective	$90.0	<$90.0				-25.0%
Weighted Total Payout						22.5%

(1)	Calculated on a pre-bonus basis.
(2)	Free Cash Flow is defined as Adjusted EBITDA less capital expenditures.

Supplemental Adjusted EBITDA Award

In light of the fact that the Company achieved record net income and record Adjusted EBITDA in 2019 growing Net Income and Adjusted EBITDA by 100% and 14%, respectively versus 2018 and the level of growth required to meet our 2019 Adjusted EBITDA target (48% versus 2018), on October 3, 2019 the Compensation Committee determined in its sole discretion to fund a Supplemental Adjusted EBITDA bonus to help drive Adjusted EBITDA performance through the remainder of the year. Salaried employees, excluding our NEOs and certain other senior executives, had an opportunity to earn up to 35% of their total annual target. On February 26, 2020, the Compensation Committee, in its sole discretion, made discretionary stock awards to our NEOs and certain other senior executives in an amount equal to awards earned by other eligible employees as a percent of the targeted amount. An award at 69.23% of target was earned. The discretionary restricted stock units awarded were 50% vested on the date of grant with the remaining 50% vesting on the first anniversary of the date of grant.

Performance Metric	Minimum ($M)	Actual ($M)	Target ($M)	Maximum ($M)
Supplemental Adjusted EBITDA	$451.0	$456.9	$472.0	$487.0
Payout Percentage of Annual Target	20%	24.23%	35%	45%

The value of the restricted stock unit awards made to our NEO’s will be included in our executive compensation tables for fiscal year 2020 per SEC disclosure rules.

Total annual bonuses for 2019 performance were earned as follows (Messrs. Reilly and Antorcha were not eligible to receive an award for 2019 performance):

Name	Position in 2019	2019 Bonus Potential Target @ Target (prorated for start date)	2019 Annual Bonus Paid in Cash	2019 Annual Bonus Paid in Stock(3)	2019 Supplemental Bonus Paid in Stock(3)	Total 2019 Bonus Awards Paid
Sergio (Serge) D. Rivera(1)	Director & Chief Executive Officer	$200,000	$22,500	$21,203	$51,236	$94,939
Marc Swanson(2)	Chief Financial Officer and Treasurer, former Interim Chief Executive Officer	$340,000	$38,250	$41,188	$87,137	$166,575
Elizabeth C. Gulacsy(2)	Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer	$146,333	$16,462	$17,715	$37,479	$71,656
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$289,600	$32,580	$35,071	$74,210	$141,861
Walter Bogumil	Chief Strategy Officer	$280,000	$31,500	$33,908	$71,774	$137,182
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$200,000	$22,500	$24,192	$51,236	$97,928

(1)	Annual bonus target prorated for Mr. Rivera’s November 7, 2019 hire date.
(2)

Mr. Swanson’s and Ms. Gulacsy’s target and actual awards were prorated based on their appointments as Interim Chief Executive Officer and Interim Chief Financial Officer, respectively, from September 15 to November 7, 2019.

(3)	Annual and Supplemental Bonus Awards paid in stock were valued based on February 26, 2020 closing price of $27.68.

Special Interim Chief Executive Officer and Interim Chief Financial Officer Bonus Awards

As part of Mr. Swanson’s and Ms. Gulacsy’s respective agreements for assuming the Interim Chief Executive Officer and Interim Chief Financial Officer roles, both were eligible for bonus awards at the discretion of the Compensation Committee to be paid prior to the close of our fiscal year. In recognition of their performance and leadership in their interim leadership roles, the Compensation Committee awarded bonuses in the amount of $37,000 and $28,000 to each of Mr. Swanson and Ms. Gulacsy, respectively

2019 Long-Term Incentive Awards

The long-term incentive award program is designed to mirror Company performance, align the executives’ interest with our stockholders and retain executives through vesting of awards over multiple years. Long-term incentive compensation is awarded under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and provides an opportunity for executive officers, including our named executive officers, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other stock-based awards.

Each participant in the 2019 Long-Term Incentive Plan (“LTIP”) has an annual long-term incentive target stated as a percentage of salary. For the 2019 LTIP, we granted a value equal to each executive’s annual LTIP target x 3 to “front-load” the 2019 LTIP to cover three years of grants. Participants will not be eligible to receive an additional annual or “front-loaded” equity award until the earlier of achieving the performance objectives under the 2019 LTIP or the end of the three-year performance period or 2022.

For 2019, we continue to strengthen the performance focus of our long-term equity awards by increasing the weighting of performance-vesting equity from 67% to 75% of the total award. Our 2019 Long-Term Incentive Plan consists of 75% performance-vesting restricted stock units and 25% time-vesting stock options. For 2019, we changed the service-based award from restricted stock units to stock options to further align our 2019 LTIP participants with our stockholders by focusing on stock price appreciation. In determining the number of stock options to be granted, we calculated the number of options granted using the closing price of a share of stock on the date of grant based on the assumption that the stock price will double in value over the performance period versus using a Black-Scholes valuation model. The Black-Scholes valuation model was used to value stock options for accounting purposes and required reporting purposes.

Increasing Focus on Performance-Based Equity

Note that for 2019, stock options were valued based on a target of our stock price increasing by 100% over the vesting period. Had a Black-Scholes valuation model been used to calculate the number of options granted, consistent with methodology used to value stock options in the executive compensation tables below, the stock option value as a percentage of total value would be approximately 9%.

For the January 1, 2019 to December 31, 2021 performance period, we used the following three-year performance metrics:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	75%
Return on Invested Capital (ROIC)	25%

•	Return on Invested Capital (ROIC) means the Company’s return on invested capital over the three-year performance period calculated as follows:

(Cumulative NOPAT – (Base Period NOPAT * 3))

Cumulative Cash CAPEX

For purposes of this formula, the following terms mean:

o	“Base Period NOPAT” means NOPAT for the year immediately preceding the beginning of the three-year performance period.
o	“Cumulative Cash CAPEX” means the aggregate “Cash Capital” expenditures as reported on the Company’s Statement of Cash Flows during the three-year performance period.
o	“Cumulative NOPAT” means the aggregate NOPAT during the three-year performance period.
o

“Depreciation & Amortization” means as defined by US GAAP and reported on the Company’s Statement of Comprehensive Income (NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

o	“NOPAT” means Adjusted EBITDA less Depreciation & Amortization (both NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).
•

After taking into consideration management’s recommendations and our Board approved budget for the performance period, the Compensation Committee set Adjusted EBITDA and ROIC targets for the performance period that are designed to provide challenging goals for our NEOs and other long-term incentive plan participants.

•

The total number of Adjusted EBITDA performance-vesting awards eligible to vest during the performance period will be based on the level of achievement of the performance goals and ranges from 0% (if below threshold performance), to 50% (for threshold performance), to 100% (for target performance). There is no interpolation of payouts between the specified threshold and target levels. When a level of achievement is met, 50% of the award will vest following approval of the performance result by the Compensation Committee. The remaining 50% subject to an additional year performance test whereby the remaining shares will vest only if the achieved level of Adjusted EBITDA performance is maintained for one more fiscal year.

•

The ROIC portion of the 2019 LTIP will vest only if the Adjusted EBITDA goal is met at threshold or target. We believe ROIC provides a value-added measure aligned with stockholder interests which balances capital deployment and cash investments in the Company’s parks and long-term debt pay-down.

•

Performance-vesting restricted stock units granted for the 2019-2021 performance period are based on a three-year performance period with an additional year of “performance test” period that encourages the Company to not only achieve the challenging objectives, but to maintain that level of achievement going forward. The Compensation Committee believes that longer-term performance orientation is aligned with our strategic business plan and stockholders’ interests.  See further discussion in “—2020 Long-Term Incentive awards and 2019 Long-Term Incentive Awards Modification” section below.

Each award under our 2019 Long-Term Incentive Plan is subject to restrictive covenants related to non-competition during employment and for a period of one year following any termination of employment and non-solicitation during employment and for a period of two years following any termination of employment as well as indefinite covenants relating to non-disparagement, confidentiality and intellectual property. These awards are subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

The following outlines grants under the 2019 LTIP for our named executive officers excluding Messrs. Rivera and Antorcha , whose equity awards upon hiring are discussed separately below:

Name	Position in 2019	2019 Base Salary at the Time of LTIP Grant	2019 LTIP Target Percentage of Salary	Annual Target Value	3-Year Grant Under 2019 LTIP(2)
John T. Reilly(1)	Former Interim Chief Executive Officer & Chief Parks Operations Officer and former Chief Operating Officer	$375,000	150%	$562,500	$1,687,500
Marc G. Swanson	Chief Financial Officer and Treasurer, former Interim Chief Executive Officer	$350,000	150%	$525,000	$1,575,000
Elizabeth C. Gulacsy	Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer	$220,000	80%	$176,000	$528,000
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$362,000	200%	$724,000	$2,172,000
Walter Bogumil	Chief Strategy Officer	$350,000	150%	$525,000	$1,575,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$250,000	150%	$375,000	$1,125,000

(1)	Due to his departure from the Company in March 2019, Mr. Reilly forfeited his 2019 awards and certain other unvested equity awards.
(2)	Values do not include special grants described in more detail below.

Sign-on Equity Awards

Mr. Rivera: Pursuant to the terms of his Employment Agreement, on November 11, 2019, Mr. Rivera received the following equity awards (all of the following awards were forfeited upon his termination of service):

•

Sign-On Options. A one-time grant of options covering a number of shares of the Company’s common stock equal to $4,000,000 divided by the 30-day volume-weighted average price of the Company’s common stock on the date Mr. Rivera’s employment with the Company commenced. The exercise price was equal to the closing price of the Company’s common stock on the date of grant. The options were expected to vest on the earlier of the third anniversary of the date of grant, the vesting date of the Sign-On PSU Grant (as defined below) and a change in control.

•

Sign-On RSUs. A one-time grant of restricted stock units with a value on the Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $1,000,000. The Sign-On RSU Grant was expected to vest in three equal annual installments over the first three anniversaries of the date of grant.

•

Sign-On PSUs. A one-time grant of performance stock units with a value on the Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $7,500,000. The Sign-On PSU Grant was expected to subject to the achievement of certain performance goals during the 2020-2022 calendar years (or, extended through the end of the 2023 calendar year, as applicable) to be determined by the Compensation Committee, subject to Mr. Rivera’s continued employment by the Company on the date of the applicable final determination.

•

Per his Employment Agreement, Mr. Rivera would not have been eligible for additional equity awards until the earlier of the beginning fiscal year 2023 or the fiscal year following the fiscal year with respect to which any portion of the Sign-On PSU Grant vests.

•	In connection with his resignation as CEO, Mr. Rivera forfeited his equity awards.

Mr. Antorcha: Pursuant to the terms of his Employment Agreement, on March 14, 2019, Mr. Antorcha received the following equity awards (all of the following awards were forfeited upon his termination of service):

•

Sign-On Options. A one-time grant of options covering a number of shares of the Company’s common stock equal to $3,000,000 divided by the 30-day volume-weighted average price of the Company’s common stock on the date Mr. Antorcha’s employment with the Company commenced. The exercise price was equal to the closing price of the Company’s common stock on the date of grant. The options were expected to vest on the earlier of the third anniversary of the date of grant, the vesting date of the Sign-On PSU Grant (as defined below) and a change in control.

•

Sign-On RSUs. A one-time grant of restricted stock units with a value on the Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $1,000,000. The Sign-On RSU Grant was expected to vest in three equal annual installments over the first three anniversaries of the date of grant.

•

Sign-On PSUs. A one-time grant of performance stock units with a value on the Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $7,500,000. The Sign-On PSU Grant was expected to vest subject to the achievement of certain performance goals during the 2019-2021 calendar years (or, extended through the end of the 2022 calendar year, as applicable) to be determined by the Compensation Committee, subject to Mr. Antorcha’s continued employment by the Company on the date of the applicable final determination.

•

Per his Employment Agreement, Mr. Antorcha would not have been eligible for additional equity awards until the earlier of the beginning fiscal year 2022 or the fiscal year following the fiscal year with respect to which any portion of the Sign-On PSU Grant vests.

•	In connection with his resignation as CEO, Mr. Antorcha forfeited his equity awards.

Special Awards

On March 14, 2019, the Compensation Committee approved a supplemental 2019 long term incentive award with a value of $500,000 for Ms. Gulacsy which consisted of 75% of performance-vesting restricted stock units and 25% time-vesting stock options.

On October 3, 2019, in connection with its regular review of compensation matters, the Compensation Committee approved RSUs with a value of $175,000 for Messrs. Taylor, Bogumil and Dold designed to recognize employees for their contribution and expected contribution to the Company and its long term goals. The RSUs vest 50% each on the first and second anniversary of the grant.

On October 3, 2019, the Compensation Committee approved a one-time award of restricted stock units for Mr. Swanson with a grant date fair value of $500,000 in connection with his appointment as Interim Chief Executive Officer. The award vests 50% each on the first and second anniversary of the grant.

On October 3, 2019, the Compensation Committee approved a one-time award of restricted stock units for Ms. Gulacsy with a grant date fair value of $275,000 in connection with her appointment as Interim Chief Financial Officer. The award vests 50% each on the first and second anniversary of the grant.

Performance-Vesting Restricted Stock 2017-2019 Performance Cycle

The following shows our performance versus our objectives for the 2017 LTIP:

Performance Metric	Target ($M)	Actual ($M)	Actual Percentage of Target	Payout Percentage of Target	Performance Metric Weighting	Weighted Achievement Factor
Cumulative Revenue	$4,204.0	$4,033.8	96%	60%	50%	30%
Cumulative Adjusted EBITDA	$1,125.0	$1,159.0	103%	130%	30%	39%
Cumulative ROIC	20%	54%	272%	200%	20%	40%
Total						109%

The following awards were earned under the 2017 LTIP for our NEOs employed at the start of the cycle(1):

Name	Position in 2019	2017-2019 Target Shares	2017-2019 Earned Shares
Marc G. Swanson	Chief Financial Officer and Treasurer, former Interim Chief Executive Officer	10,418	11,336
Elizabeth C. Gulacsy	Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer	4,080	4,439
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	19,846	21,596
Dr. Christopher (Chris) Dold	Chief Zoological Officer	6,853	7,457

(1)	Messrs. Bogumil and Rivera were not participants in the 2017 LTIP. Mr. Reilly forfeited his shares upon ceasing to be an employee of the Company during 2019.

2020 Program Design

For 2020, we have made very few changes to our compensation programs. However, in light of the COVID-19 pandemic, we believe that a number of changes to our performance goals and related payouts may be necessary due to closing all of our Parks effective on March 16, 2020.

2020 Base Salary

Effective January 1, 2020, we increased Dr. Dold’s salary by 20% to $300,000 based on Dr. Dold’s continued strong performance and a review of internal and market salaries. No other salary increases were made.

2020 Long-Term Incentive Awards and 2019 Long-Term Incentive Awards Modification

In November 2019, long-term incentive performance-vesting restricted stock units were granted to Mr. Rivera in connection with his appointment as Chief Executive Officer of the Company (the “CEO LTIP Awards”). The CEO LTIP Awards had a three-year performance period consisting of the 2020-2022 calendar years (or, extended through the end of the 2023 calendar year, as applicable) which were eligible to vest based upon the Company’s achievement of specific performance goals for the performance period, as defined by the CEO LTIP Awards. The performance period and the performance goals for the CEO LTIP Awards differed from those of the 2019 LTIP awards, as such, on February 25, 2020, the Board approved a modification (the “Modification”) to the 2019 LTIP awards in order to better align its terms with those of the CEO LTIP Awards. The Compensation Committee of the Board determined that it was preferable to align the 2019 LTIP awards with the CEO LTIP Awards to put everyone on the same performance cycle with the same performance goals. Pursuant to the Modification, the threshold and target performance goals were revised to align with the CEO Performance Awards threshold and target performance goals and the performance period was extended through calendar year 2022 (or, the end of the 2023 calendar year, as applicable) consistent with the CEO LTIP Awards.

There was no incremental equity compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) associated with the modification of the NEOs’ awards on the date of modification. The Company will use the respective modification date fair value to record equity compensation expense related to these awards when and if they become probable of vesting in a future period, in accordance with ASC Topic 718.

Benefits & Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	401(k) savings plan;
•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and
•	employee assistance program benefits.

Under our 401(k) savings plan, we match a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance and complimentary access to our theme parks. In addition, effective January 1, 2020, the Company offers a Flexible Paid Time Off (“PTO”) program for salaried employees. The Flexible PTO program allows salaried employees to take time off as needed with appropriate and timely management approval, without limiting the amount of PTO employees can take. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit, as long as they continue to fulfill their job duties while maintaining their employment consistent with company policy. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules. We continue to review our benefits and perquisites programs for all employees, including our Named Executive Officers.

Employment Agreements

We entered into employment agreements with Messrs. Rivera and Antorcha in connection with their appointments as Chief Executive Officer and Director in 2019. Other than as described below, we do not have an employment agreement with Messrs. Swanson, Taylor, Dold, Bogumil or Ms. Gulacsy. The employment agreements provide the terms of the executive’s compensation, including in the event of termination and contain restrictive covenants. For a description of the employment agreements that we entered into with Messrs. Rivera and Antorcha, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019—Employment Agreements.”

Severance Arrangements

Our Board of Directors believes that our Amended and Restated Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits, however each of Messrs. Rivera and Antorcha had separate severance provisions in their employment agreements that governed the terms of their severance. As discussed in “—Leadership Changes” above, Mr. Antorcha and Mr. Rivera are no longer with the Company and did not receive any severance benefits. Under the terms of the Severance Plan, each participating named executive officer is entitled to severance benefits if his or her employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments under the Severance Plan are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. On March 31, 2019, Mr. Reilly resigned as Chief Operating Officer of the Company. He did not receive any severance compensation.

Executive Compensation Governance Practices

Stock Ownership Guidelines

In order to align management and stockholder interests, the Company maintains stock ownership guidelines for our executive officers. These guidelines were revised in 2017 to align with the new leadership structure and to increase ownership levels for several executive officers as follows: (i) the Chief Executive Officer is required to hold shares of common stock with a value at least equal to six (6) times his base salary; (ii) all other NEOs are required to hold shares of common stock with a value at least equal to three (3) times such executive’s base salary; (iii) other covered executives are required to hold shares of common stock with a value at least two to three times (2-3) such executive’s base salary. If an executive officer is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors, officers and employees from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Equity Award Grant Policy

In March 2015, the Company adopted an Equity Award Grant Policy, as amended, that formalized our process for granting equity-based awards to executive officers and employees. Under our Equity Award Grant Policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee or the Board may consider and approve any such grant. Grants of equity awards to current employees will generally be made, if at all, on an annual basis on the second business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to named executive officers. Prior to January 1, 2018, the provision did not apply to certain performance-based compensation as long as specified requirements are met.  The Tax Cuts and Jobs Act eliminated the qualified performance-based exception, provided the Company will continue to rely on the qualified performance-based exception where able in certain grandfathered provisions.

Clawback Policy

In 2017, our Compensation Committee adopted a clawback and recoupment policy. The policy covers all executive officers as well as all participants receiving awards under the Plan and, to the extent designated by the Board or the Compensation Committee from time to time by notice to such individual, any other current or former employee, officer, consultant or director of the Company and its subsidiaries (collectively, the “Covered Individuals”). Under the policy, any incentive award or payment that is in excess of the amount that a Covered Individual should otherwise have received under the terms of such award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error but excluding a restatement resulting from a change in accounting policy or applicable law), the Covered Individual is required to repay any such excess amount to the Company. In addition, the Compensation Committee may, in its sole discretion, provide for the cancellation of outstanding awards or forfeiture and repayment of any gain or amount realized on the vesting, exercise or payment of awards if a participant engages in Detrimental Activity (as defined in the Plan). These activities include (i) the breach of any covenants relating to disclosure of confidential or proprietary information, non-competition, non-solicitation, non-disparagement or other similar restrictions on conduct contained in any agreement between a Covered Individual and the Company or any written policies of the Company; (ii) any activity that would be grounds to terminate the Covered Individual’s employment or service for Cause; or (iii) any activity, including fraud or other conduct contributing to financial restatement or accounting irregularities.

In addition, as noted above under “—2019 Long-Term Incentive Awards” and “—2020 Long-Term Incentive Awards,” our equity awards are subject to restrictive covenants and may be subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

Compensation Actions Taken in Connection with Leadership Changes

In connection with Mr. Swanson’s appointment as Interim Chief Executive Officer, effective September 15, 2019, the Board approved an increase of $50,000 in his annual base salary to $400,000 and a supplemental restricted stock unit grant with a grant date value of $500,000, which was awarded on October 3, 2019. The restricted stock units vest 50% each on the first and second anniversary of the grant subject to continued employment. Mr. Swanson was also eligible to participate in the 2019 annual bonus plan with a target of 150% of his salary during the time he served as Interim Chief Executive Officer. Mr. Swanson was also eligible for a special discretionary bonus payable in cash and/or equity, if at all, no later than the last day of the year in which Mr. Swanson ceased to serve as Interim Chief Executive Officer and determined based on a number of factors, including time served as Interim Chief Executive Officer, determined by the Board in its sole discretion.

If Mr. Swanson’s employment had been terminated by the Company without “cause” prior to the vesting date, he would have vested in full in the restricted stock units. In addition, Mr. Swanson was to be treated as a “Tier 1” employee under the Severance Plan if his employment was terminated by the Company without “cause” during his service as Interim Chief Executive Officer (and for a period of six months thereafter).

In connection with Ms. Gulacsy’s appointment as Interim Chief Financial Officer, effective September 15, 2019, the Board approved an increase of $30,000 in her annual base salary to $250,000 and a supplemental restricted stock unit grant with a grant date value of $275,000, which was awarded on October 3, 2019. The restricted stock units vest 50% each on the first and second anniversary of the grant subject to continued employment. Ms. Gulacsy was also eligible to participate in the 2019 annual bonus plan with a target of 80% of her salary during the time she served as Interim Chief Financial Officer. Ms. Gulacsy was also eligible for a special discretionary bonus payable in cash and/or equity, if at all, no later than the last day of the year in which Ms. Gulacsy ceased to serve as Interim Chief Financial Officer and determined based on a number of factors, including time served as Interim Chief Financial Officer, determined by the Board in its sole discretion.

Compensation of Our Former CEOs:

Effective on November 11, 2019, Sergio (Serge) Rivera was appointed Chief Executive Officer and Director of the Company. The Company entered into an Employment Agreement with Mr. Rivera, dated November 7, 2019. The material terms of this employment agreement are described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Employment Agreements―Mr. Rivera” and “Potential Payments Upon Termination―Severance Arrangements and Restrictive Covenants―Mr. Rivera”, which descriptions are incorporated herein by reference. Mr. Rivera’s employment terminated on April 4, 2020.

Effective on February 18, 2019, Gustavo (Gus) Antorcha was appointed Chief Executive Officer and Director of the Company. The Company entered into an Employment Agreement with Mr. Antorcha, dated February 4, 2019.  The material terms of this employment described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Employment Agreements―Mr. Antorcha” and “Potential Payments Upon Termination―Severance Arrangements and Restrictive Covenants―Mr. Antorcha”, which descriptions are incorporated herein by reference. Mr. Antorcha’s employment terminated on September 16, 2019.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Sergio (Serge) Rivera(5)	2019	91,154	22,500	9,426,825	1,749,372	—	37,904	11,327,755
Director & Chief Executive Officer
John T. Reilly (6)	2019	93,750	—	1,438,104	138,707	—	9,533	1,680,094
Former Interim Chief Executive Officer, Chief Parks Operations Officer and Chief Operating Officer	2018	370,346	—	1,200,000	—	161,679	12,025	1,744,050
Gustavo (Gus) Antorcha (7)	2019	400,000	—	8,903,721	973,178	—	41,082	10,317,981
Former Director & Chief Executive Officer
Marc G. Swanson(7)	2019	364,776	75,250	1,957,201	129,462	—	20,967	2,547,656
Chief Financial Officer and Treasurer, former Interim Chief Executive Officer	2018	350,000	—	820,809	—	153,220	19,873	1,343,902
	2017	309,171	—	813,980	—	—	24,986	1,148,137
Elizabeth C. Gulacsy(8)	2019	228,865	44,462	1,160,183	84,492	—	10,492	1,528,494
Chief Accounting Officer, former Interim Chief Financial Officer and Treasurer
G. Anthony (Tony) Taylor	2019	362,000	32,580	1,970,487	178,532	—	24,469	2,568,068
Chief Legal Officer, General Counsel and	2018	362,000	—	698,938	—	158,763	23,143	1,242,844
Corporate Secretary	2017	362,000	—	2,034,356	—	—	35,597	2,431,953
Walter Bogumil(9)	2019	350,000	31,500	1,517,214	129,462	—	6,692	2,034,868
Chief Strategy Officer	2018	188,462	—	3,015,922	—	76,680	26,095	3,307,159
Dr. Christopher (Chris) Dold	2019	250,000	22,500	1,133,710	92,468	—	7,508	1,506,186
Chief Zoological Officer	2018	250,000	—	343,203	—	108,743	7,347	709,293

(1)	Amounts included in this column reflect actual salary earned during each fiscal year while employed by the Company.
(2)

Amounts included in this column for 2019 reflect actual cash discretionary bonus amounts earned in 2019 under the 2019 bonus plan. In addition, for Mr. Swanson and Ms. Gulacsy, the amounts in this column for 2019 include discretionary bonuses of $37,000 earned by Mr. Swanson for his service as Interim Chief Executive Officer in 2019 and $28,000 earned by Ms. Gulacsy for her service as Interim Chief Financial Officer and Treasurer in 2019. See “Compensation Discussion and Analysis – Compensation Actions Taken in Connection with Leadership Changes”.

(3)

Amounts included for 2019 reflect the aggregate grant date fair value of restricted stock unit and option awards, as applicable, calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2019. These amounts include restricted stock units (both time and performance based awards) and option awards In accordance with ASC Topic 718, for awards subject to performance conditions, the amounts shown in the table reflect the probable outcome of the performance conditions, if any, as of the grant date which is currently target. Assuming the highest level of achievement on performance awards as of the grant date, as approved by the compensation committee, the aggregate grant date fair value of all performance based stock granted in fiscal 2019 would have been: Mr. Rivera– $9,435,685; Mr. Reilly– $1,520,592; Mr. Antorcha $9,151,205; Mr. Swanson $2,089,157; Ms. Gulacsy– $1,214,782; Mr. Taylor– $2,050,108; Mr. Bogumil– $1,594,190; and Dr. Dold– $1,188,695.

(4)	Amounts reported under All Other Compensation for fiscal 2019 include the following:

Description	Sergio (Serge) Rivera	John T. Reilly	Gustavo (Gus) Antorcha	Marc G. Swanson	Elizabeth C. Gulacsy	G. Anthony (Tony) Taylor	Walter Bogumil	Dr. Christopher (Chris) Dold
Contributions to our 401(k) plan on behalf of our named executive officers	—	8,940	100	9,551	9,800	9,800	5,600	6,723
Life and long-term disability insurance premiums paid by us on behalf of our named executive officers	155	292	982	1,095	692	1,326	1,092	785
Attorney fees	37,749	—	20,000	—	—	—	—	—
Relocation benefits	—	—	20,000	—	—	—	—	—
Dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program	—	301	—	10,321	—	13,343	—	—
Total All Other Compensation	$37,904	$9,533	$41,082	$20,967	$10,492	$24,469	$6,692	$7,508

In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card.

(5)	Mr. Rivera was appointed Chief Executive Officer (“CEO”) effective on November 11, 2019. On April 2, 2020, Mr. Rivera resigned as CEO, effective as of April 4, 2020.
(6)	Effective March 31, 2019, Mr. Reilly resigned as COO.
(7)	On September 13, 2019, Mr. Antorcha resigned as CEO.
(8)

Effective September 15, 2019, Mr. Swanson was appointed to serve as Interim Chief Executive Officer.  Mr. Swanson served in this capacity through November 11, 2019.  On April 4, 2020, Mr. Swanson was appointed to serve as Interim Chief Executive Officer.

(9)

Effective September 15, 2019, Ms. Gulacsy was appointed to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.  Ms. Gulacsy served in this capacity through November 11, 2019.  On April 4, 2020, Ms. Gulacsy was appointed to serve as Interim Chief Financial Officer and Treasurer in addition to her role as Chief Accounting Officer.

(10)	On April 4, 2020, the Board appointed Mr. Bogumil to serve as Chief Operating Officer.

Grants of Plan-Based Awards in 2019

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Sergio (Serge) Rivera
	Annual Cash Incentive	—	20,000	70,000	140,000	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	11/11/2019	—	—	—	2,808	3,089	3,326	—	—		88,724
	Performance-Vesting Restricted Stock Units(4)	11/11/2019	—	—	—	140,415	280,829	280,829		—	—	8,239,523
	Time-Vesting Restricted Stock Units(5)	11/11/2019	—	—	—	—	—	—	37,443	—	—	1,098,578
	Stock Options(6)	11/11/2019	—	—	—	—	—	—	—	149,775	29.34	1,749,372
John T. Reilly
	Annual Cash Incentive	—	30,000	105,000	210,000	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	3/14/2019	—	—	—	2,918	6,711	9,921	—	—	—	172,482
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	24,623	49,246	49,246	—	—	—	1,265,622
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	16,415	25.70	138,707
Gustavo (Gus) Antorcha(7)
	Annual Cash Incentive	—	90,000	315,000	630,000	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	3/14/2019	—	—	—	8,755	20,135	29,765	—	—		517,477
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	143,962	287,924	287,924	—	—	—	7,399,647
	Time-Vesting Restricted Stock Units(5)	3/14/2019	—	—	—	—	—	—	38,389	—	—	986,597
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	115,169	25.70	973,178
Marc G. Swanson
	Annual Cash Incentive	—	34,000	119,000	238,000	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	10/23/2019	—	—	—	1,806	4,154	6,140	—	—	—	114,975
	Time-Vesting Restricted Stock Units(5)	10/3/2019	—	—	—	—	—	—	19,113	—	—	499,996
	Annual Equity Incentive(3)	3/14/2019	—	—	—	2,724	6,264	9,259	—	—	—	160,981
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	22,982	45,963	45,963	—	—	—	1,181,249
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	15,321	25.70	129,462
Elizabeth C. Gulacsy
	Annual Cash Incentive	—	14,633	51,217	102,433	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	10/23/2019	—	—	—	603	1,384	2,046	—	—	—	38,321
	Time-Vesting Restricted Stock Units(5)	10/3/2019	—	—	—	—	—	—	10,512	—	—	274,994
	Annual Equity Incentive(3)	3/14/2019	—	—	—	1,284	2,953	4,365	—	—	—	75,894
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	15,000	29,999	29,999	—	—	—	770,974
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	9,999	25.70	84,492
G. Anthony (Tony) Taylor
	Annual Cash Incentive	—	28,960	101,360	202,720	—	—	—	—	—	—	—
	Time-Vesting Restricted Stock Units(5)	10/3/2019	—	—	—	—	—	—	6,689	—	—	174,984
	Annual Equity Incentive(3)	3/14/2019	—	—	—	2,818	6,479	9,577	—	—	—	166,508
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	31,693	63,385	63,385	—	—	—	1,628,995
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	21,128	25.70	178,532

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Walter Bogumil
	Annual Cash Incentive	—	28,000	98,000	196,000	—	—	—	—	—	—	—
	Time-Vesting Restricted Stock Units(5)	10/3/2019	—	—	—	—	—	—	6,689	—	—	174,984
	Annual Equity Incentive(3)	3/14/2019	—	—	—	2,724	6,264	9,259	—	—	—	160,981
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	22,982	45,963	45,963	—	—	—	1,181,249
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	15,321	25.70	129,462
Dr. Christopher (Chris) Dold
	Annual Cash Incentive	—	20,000	70,000	140,000	—	—	—	—	—	—	—
	Time-Vesting Restricted Stock Units(5)	10/3/2019	—	—	—	—	—	—	6,689	—	—	174,984
	Annual Equity Incentive(3)	3/14/2019	—	—	—	1,946	4,475	6,614	—	—	—	114,995
	Performance-Vesting Restricted Stock Units(4)	3/14/2019	—	—	—	16,415	32,830	32,830	—	—	—	843,731
	Stock Options(6)	3/14/2019	—	—	—	—	—	—	—	10,943	25.70	92,468

(1)

Reflects possible cash payouts under the non-discretionary portion of our 2019 Bonus Plan. See “Compensation Discussion and Analysis—2019 Compensation Design and Decisions—2019 Annual Cash & Stock Incentive Awards” for a discussion of threshold, target and maximum cash incentive compensation payouts.

(2)

Reflects grant date fair value of the restricted stock unit and option awards, calculated in accordance with ASC Topic 718 and utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2019. For awards that are subject to performance conditions, these amounts reflect the probable outcome of the performance conditions, as of the grant date, which is target.

(3)	Amounts shown reflect possible equity payouts under our 2019 Bonus Plan.
(4)	Amounts shown reflect possible payouts relating to the three year performance period for performance-vesting restricted stock granted under our 2019 Long-term Incentive Plan.
(5)

Amounts shown reflect grants of time-vesting restricted stock unit awards for fiscal 2019. For information regarding awards of time-vesting restricted stock units made to Messrs. Antorcha and Rivera, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Employment Agreements.” For information regarding awards of restricted stock units made to Messrs. Swanson, Taylor, Bogumil, Dold and Ms. Gulacsy, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(6)

Amounts shown reflect grants of stock options in 2019. For information regarding awards of stock options made to Messrs. Antorcha and Rivera, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019―Employment Agreements.” For information regarding awards of stock options made to Messrs. Reilly, Swanson, Taylor, Bogumil, Dold and Ms. Gulacsy, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2019

Employment Agreements

We entered into the employment agreements described below with Messrs. Rivera and Antorcha. For a description of the provisions of the employment agreements with Messrs. Rivera and Antorcha relating to payments upon termination of employment and restrictive covenants, see “Potential Payments Upon Termination—Severance Agreements and Restrictive Covenants.”

Mr. Rivera

In connection with his appointment as our Chief Executive Officer, effective November 11, 2019, the Company entered into an employment agreement with Mr. Rivera, dated November 6, 2019 (the “Rivera Employment Agreement”). The Rivera Employment Agreement provided for an initial three-year term, beginning November 7, 2019, with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Rivera was expected to serve as Chief Executive Officer of the Company and was entitled to:

•	an annual base salary of $600,000, subject to adjustment by the Compensation Committee from time to time; provided that no decrease may be made; and
•

an annual bonus opportunity with a target amount equal to 200% of his base salary (which, for fiscal year 2019, was pro-rated), with 50% payable in cash and 50% payable in fully vested and unrestricted stock and otherwise consistent with the terms and conditions of the Company’s annual bonus plan.

In addition, pursuant to the Rivera Employment Agreement, Mr. Rivera received:

•

a one-time grant of options in respect of a number of shares of the Company’s common stock equal to $4,000,000 divided by the 30-day volume-weighted average price of the Company’s common stock on the date Mr. Rivera’s employment with the Company commenced (the “Rivera Commencement Date”) and an exercise price equal to the closing price of the Company’s common stock on the NYSE on the date of grant (the “Rivera Sign-On Option Grant”) which were expected to vest on the earlier of the third anniversary of the date of grant, the vesting date of the Rivera Sign-On PSU Grant (as defined below) and a change in control;

•

a one-time grant of restricted stock units with a value on the Rivera Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $1,000,000 (the “Rivera Sign-On RSU Grant”) which were expected to vest in three equal annual installments over the first three anniversaries of the date of grant; and

•

a one-time grant of performance stock units with a value on the Rivera Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $7,500,000 (the “Rivera Sign-On PSU Grant”) which were expected to vest subject to the achievement of certain performance goals during the 2020-2022 calendar years (or, extended through the end of the 2023 calendar year, as applicable) to be determined by the Compensation Committee, subject to Mr. Rivera’s continued employment by the Company on the date of the applicable final determination.

Pursuant to the Rivera Employment Agreement, Mr. Rivera was not entitled to receive annual long-term equity incentive awards until the earlier of the beginning fiscal year 2023 or the fiscal year following the fiscal year with respect to which any portion of the Rivera Sign-On PSU Grant vested, or such earlier time as the Board may have determined, in its sole discretion. The Company also reimbursed Mr. Rivera for $37,000 in reasonable attorney’s and consultancy fees incurred in the negotiation of the Rivera Employment Agreement and for reasonable business expenses.

Mr. Antorcha

In connection with his appointment as our Chief Executive Officer effective February 18, 2019, the Company entered into an employment agreement with Mr. Antorcha, dated February 4, 2019 (the “Antorcha Employment Agreement”). The Antorcha Employment Agreement provided for an initial three-year term with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Antorcha was to serve as Chief Executive Officer of the Company and was entitled to:

•	an annual base salary of $600,000, subject to adjustment by the Compensation Committee from time to time; provided that no decrease could be made without Mr. Antorcha’s consent; and
•

an annual bonus opportunity with a target amount equal to 150% of his base salary (which, for fiscal year 2019, was pro-rated), with 50% payable in cash and 50% payable in stock and otherwise consistent with the terms and conditions of the Company’s annual bonus plan.

In addition, at the time the Company made its annual long-term incentive grants for 2019, Mr. Antorcha received:

•

a one-time grant of options in respect of a number of shares of the Company’s common stock equal to $3,000,000 divided by the 30-day volume-weighted average price of the Company’s common stock on the date (the “Antorcha Commencement Date”) Mr. Antorcha’s employment with the Company commenced and an exercise price equal to the closing price of the Company’s common stock on the NYSE on the date of grant (the “Antorcha Sign-On Option Grant”) which was to vest on the earlier of the third anniversary of the date of grant, the vesting date of the Antorcha Sign-On PSU Grant (as defined below) and a change in control;

•

a one-time grant of restricted stock units with a value on the Antorcha Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $1,000,000 (the “Antorcha Sign-On RSU Grant”) which was to vest in three equal annual installments over the first three anniversaries of the date of grant;

•

a one-time grant of performance stock units with a value on the Antorcha Commencement Date (using the 30-day volume-weighted average price of the Company’s common stock) equal to $7,500,000 (the “Antorcha Sign-On PSU Grant”) which was to vest subject to the achievement of certain performance goals to be determined by the Compensation Committee, subject to Mr. Antorcha’s continued employment by the Company on the date of the applicable final determination.

Pursuant to the Antorcha Employment Agreement, Mr. Antorcha was not entitled to receive annual long-term equity incentive awards until the earlier of the beginning fiscal year 2022 or the date the first tranche of the Antorcha Sign-On PSU Grant vested. The Company was also obligated to reimburse Mr. Antorcha for $20,000 in reasonable relocation expenses and for $20,000 in reasonable attorney’s fees incurred in the negotiation of the Antorcha Employment Agreement and for reasonable business expenses.

Outstanding Equity Awards at 2019 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (3)	Market Value of Shares or Units That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Sergio (Serge) Rivera	—	149,775	29.34	11/11/2019
					38,209	1,211,607	140,415	4,452,528
John T. Reilly	—	—	—	—	—	—	—	—
Gustavo (Gus) Antorcha	—	—	—	—	—	—	—	—
Marc G. Swanson	14,010	—	18.96	3/3/2025
	17,873	—	17.23	9/1/2025
	14,933	4,978	18.17	3/1/2026
	—	15,321	25.70	3/14/2029
					61,958	1,964,688	46,974	1,489,546
Elizabeth C. Gulacsy	3,222	—	18.96	3/3/2025
	5,519	1,840	18.17	3/1/2026
	—	4,863	25.70	3/14/2029
	—	5,136	25.70	3/14/2029
					27,029	857,090	23,042	730,662
G. Anthony (Tony) Taylor	54,973	—	18.96	3/3/2025
	48,266	16,089	18.17	3/1/2026
	—	21,128	25.70	3/14/2029
					81,577	2,586,807	64,780	2,054,174
Walter Bogumil	—	15,321	25.70	3/14/2029
					81,725	2,591,500	47,584	1,508,889
Dr. Christopher (Chris) Dold	5,459	—	18.96	3/3/2025
	4,793	1,598	18.17	3/1/2026
	3,025	2,455	14.17	7/1/2026
	—	10,943	25.70	3/14/2029
					29,555	937,189	33,553	1,063,966

(1)	Reflects time-vesting nonqualified stock options that vested and were exercisable as of December 31, 2019.
(2)

Reflects time-vesting nonqualified stock options that had not vested as of December 31, 2019.  The following provides information with respect to the remaining vesting schedule of the time-vesting nonqualified stock options that had not vested as of December 31, 2019:

Mr. Rivera—all of these outstanding nonqualified stock options with an exercise price of $29.34 were to vest on November 11, 2022. All of the options were forfeited in connection with Mr. Rivera’s termination from the Company.

Mr. Swanson—of these outstanding nonqualified stock options; (i) 4 ,978 with an exercise price of $18.17 vested on March 1, 2020; and (ii) 5,107 with an exercise price of $25.70 vested on March 14, 2020 and 10,214 vest in equal installments on March 14, 2021 and 2022.

Ms. Gulacsy—of these outstanding nonqualified stock options; (i) 1,840 with an exercise price of $18.17 vested on March 1, 2020; and (ii) 3,333 with an exercise price of $25.70 vested on March 14, 2020 and 6,666 vest in equal installments on March 14, 2021 and 2022.

Mr. Taylor— of these outstanding nonqualified stock options; (i) 16,089 with an exercise price of $18.17 vested on March 1, 2020; and (ii) 7,043 with an exercise price of $25.70 vested on March 14, 2020 and 14,085 vest in substantially equal installments on March 14, 2021 and 2022.

Mr. Bogumil— of these outstanding nonqualified stock options 5,107 with an exercise price of $25.70 vested on March 14, 2020 and 10,214 vest in equal installments on March 14, 2021 and 2022.

Dr. Dold—of these outstanding nonqualified stock options; (i) 1,598 with an exercise price of $18.17 vested on March 1, 2020; (ii) 3,648 with an exercise price of $25.70 vested on March 14, 2020; (iii) 2,455 with an exercise price of 14.17 vest on July 1, 2020; and (iv) 7,295 with an exercise price of $25.70 vest in substantially equal installments on March 14, 2021 and 2022.

(3)

Reflects time-vesting shares or units of restricted stock that had not vested as of December 31, 2019 and performance-vesting shares or units of restricted stock where performance conditions have been satisfied but shares or units have not vested as of December 31, 2019 due to service conditions. In particular, includes performance-vesting shares of restricted stock under the 2017 Long-Term Incentive Plan that relate to the 2017-2019 performance period and performance-vesting units of restricted stock under the Company’s 2019 annual bonus plan.  The following provides information with respect to the remaining vesting schedule of the shares or units of restricted stock that had not vested as of December 31, 2019:

Mr. Rivera—of these outstanding restricted awards; (i) 766 are performance-vesting units of restricted stock pertaining to the 2019 annual bonus plan which vested on February 26, 2020; and (ii) 37,443 are time-vesting units of restricted stock which were expected to vest in equal installments on November 11, 2020, 2021 and 2022. The unvested time-vesting units were forfeited in connection with Mr. Rivera’s termination from the Company in April 2020.

Mr. Swanson—of these outstanding restricted awards; (i) 11,336 are performance-vesting shares of restricted stock pertaining to the 2017 Long-Term Incentive Plan which vested on February 26, 2020 based on the Company’s performance in 2017-2019; (ii) 1,488 are performance-vesting units of restricted stock pertaining to the 2019 annual bonus plan which vested on February 26, 2020; (iii) 1,028 are time-vesting shares of restricted stock that vested on March 1, 2020; (iv) 12,281 are time-vesting shares of restricted stock of which 4,052 vested on March 3, 2020 and the remaining will vest in substantially equal installments on March 3, 2021 and 2022; (v) 19,113 are time-vesting units of restricted stock which vest in substantially equal installments on October 3, 2020 and 2021; and (vi) 16,712 are time-vesting shares of restricted stock which vest in substantially equal installments on March 2, 2021, 2022 and 2023.

Ms. Gulacsy—of these outstanding restricted awards; (i) 4,439 are performance-vesting shares of restricted stock pertaining to the 2017 Long-Term Incentive Plan which vested on February 26, 2020 based on the Company’s performance in 2017-2019; (ii) 640 are performance-vesting units of restricted stock pertaining to the 2019 annual bonus plan which vested on February 26, 2020; (iii) 380 are time-vesting shares of restricted stock that vested on March 1, 2020; (iv) 6,556 are time-vesting shares of restricted stock of which 2,163 vested on March 3, 2020 and the remaining will vest in substantially equal installments on March 3, 2021 and 2022; (v) 10,512 are time-vesting units of restricted stock which vest in substantially equal installments on October 3, 2020 and 2021; and (vi) 4,502 are time-vesting shares of restricted stock which vest in substantially equal installments on March2, 2021, 2022 and 2023.

Mr. Taylor—of these outstanding restricted awards; (i) 21,596 are performance-vesting shares of restricted stock pertaining to the 2017 Long-Term Incentive Plan which vested on February 26, 2020 based on the Company’s performance in 2017-2019; (ii) 1,267 are performance-vesting units of restricted stock pertaining to the 2019 annual bonus plan which vested on February 26, 2020; (iii) 3,321 are time-vesting shares of restricted stock that vested on March 1, 2020; (iv) 39,692 are time-vesting shares of restricted stock of which 13,098 vested on March 3, 2020 and the remaining will vest in substantially equal installments on March 3, 2021 and 2022; (v) 9,012 are time-vesting shares of restricted stock which vest on October 2, 2020; and (vi) 6,689 are time-vesting units of restricted stock which vest in substantially equal installments on October 3, 2020 and 2021

Mr. Bogumil—of these outstanding restricted awards; (i) 1,225 are performance-vesting units of restricted stock pertaining to the 2019 annual bonus plan which vested on February 26, 2020; and (ii) 73,811 are time-vesting units of restricted stock that vest in substantially equal installments on June 18, 2020 and 2021; and (iii) 6,689 are time-vesting units of restricted stock which vest in substantially equal installments on October 3, 2020 and 2021

Dr. Dold—of these outstanding restricted awards; (i) 7,457 are performance-vesting shares of restricted stock pertaining to the 2017 Long-Term Incentive Plan which vested on February 26, 2020 based on the Company’s performance in 2017-2019; (ii) 874 are performance-vesting units of restricted stock pertaining to the 2019 annual bonus plan which vested on February 26, 2020; (iii) 330 are time-vesting shares of restricted stock that vested on March 1, 2020; (iv) 13,706 are time-vesting shares of restricted stock of which 4,522 vested on March 3, 2020 and the remaining will vest in substantially equal installments on March 3, 2021 and 2022; (v) 499 are time-vesting shares of restricted stock which vest on July 1, 2020; and (vi) 6,689 are time-vesting units of restricted stock which vest in substantially equal installments on October 3, 2020 and 2021

(4)	Market value is based upon the closing market price of our common stock on December 31, 2019.
(5)	Reflects performance-vesting shares of restricted stock under the 2019 and 2018 Long-Term Incentive Plans that have not been earned as of December 31, 2019.

The performance-vesting units of restricted stock which were granted to Mr. Rivera under the 2019 Long-Term Incentive Plan were expected to vest, if at all, based on the Company’s achievement of Adjusted EBITDA and Return on Invested Capital (“ROIC”) performance measures for the performance period beginning on January 1, 2020 and ending on December 31, 2022. As of December 31, 2019, the achievement level with respect to these metrics was below threshold, accordingly, the number and value of the shares of performance-vesting restricted stock that were expected to vest reported in the table reflect amounts based on threshold performance. These units were forfeited in connection with Mr. Rivera’s departure from the Company in April 2020.

The performance-vesting units of restricted stock granted to Messrs. Swanson, Taylor, Bogumil, Dold and Ms. Gulacsy under the 2019 Long-Term Incentive Plan will vest, if at all, based on the Company’s achievement of Adjusted EBITDA and ROIC performance measures for the performance period beginning on January 1, 2019 and ending on December 31, 2021. As of December 31, 2019, the achievement level with respect to these metrics was below threshold, accordingly, the number and value of the units of performance-vesting restricted stock that are expected to vest reported in the table reflect amounts based on threshold performance. The actual number of units that will vest with respect to the performance-vesting units of restricted stock granted to Messrs. Swanson, Taylor, Bogumil, Dold and Ms. Gulacsy under the 2019 Long-Term Incentive Plan is not determinable.

The performance-vesting units of restricted stock granted under the 2018 Long-Term Incentive Plan will vest, if at all, based on the Company’s achievement of Adjusted EBITDA, Total Revenue, and ROIC performance measures for the performance period beginning on January 1, 2018 and ending on December 31, 2020. As of December 31, 2019, the achievement level with respect to these metrics was above threshold, but below target accordingly, the number and value of the shares of performance-vesting restricted stock that are expected to vest reported in the table reflect amounts based on target performance. The actual number of shares that will vest with respect to the performance-vesting shares of restricted stock granted under the 2018 Long-Term Incentive Plan is not determinable.

The following table provides information regarding the number of shares or units at threshold under the 2019 Long-Term Incentive Plan and at target under the 2018 Long-Term Incentive Plan outstanding as of December 31, 2019.

	2018 Long-Term Incentive Plan		2019 Long-Term Incentive Plan
Name	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)
Sergio (Serge) Rivera	—	—	140,415	4,452,528
Marc G. Swanson	23,993	760,818	22,981	728,728
Elizabeth C. Gulacsy	8,043	255,044	14,999	475,618
G. Anthony (Tony) Taylor	33,088	1,049,221	31,692	1,004,953
Walter Bogumil	24,603	780,161	22,981	728,728
Dr. Christopher (Chris) Dold	17,138	543,446	16,415	520,520

Option Exercises and Stock Vested in 2019

The following table provides information regarding the values realized by our named executive officers upon the vesting of stock awards in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sergio (Serge) Rivera	—	—	—	—
John T. Reilly	40,344	546,723	16,582	451,954
Gustavo (Gus) Antorcha	—	—	—	—
Marc G. Swanson	—	—	21,687	602,192
Elizabeth C. Gulacsy	—	—	6,150	167,647
G. Anthony (Tony) Taylor	—	—	31,817	850,822
Walter Bogumil	—	—	40,388	1,185,596
Dr. Christopher (Chris) Dold	4,339	64,763	9,929	272,531

(1)	The value realized on exercise is based on the market price of our common stock at the time of exercise.
(2)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day).

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2019

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments Upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct on December 31, 2019, which was the last business day of fiscal 2019.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary, accrued but unpaid vacation and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($) (1)	Continuation of Group Health Plans ($) (2)	Value of Accelerated Vesting of Equity Awards ($) (3)	Total ($)
Sergio (Serge) D. Rivera
Voluntary resignation	—	—	—	—
Termination under employment agreement(4)	2,422,500	—	1,211,607	3,634,107
Termination due to death or "disability"	22,500	—	109,999	132,499
Change in Control (double trigger)(5)	3,622,500	—	1,566,574	5,189,074
Change in Control (good reason)(6)	3,622,500	—	1,542,284	5,164,784
Marc G. Swanson
Voluntary resignation	—	—	—	—
Termination under Severance Plan(7)	438,250	15,000	—	453,250
Termination due to death or "disability"	38,250	—	1,832,931	1,871,181
Change in Control (double trigger)(5)	438,250	15,000	3,138,636	3,591,886
Change in Control (good reason)(6)	—	—	698,152	698,152
Elizabeth C. Gulacsy
Voluntary resignation	—	—	—	—
Termination under Severance Plan(7)	266,462	15,000	—	281,462
Termination due to death or "disability"	16,462	—	683,197	699,659
Change in Control (double trigger)(5)	266,462	15,000	1,282,187	1,563,649
Change in Control (good reason)(6)	—	—	333,336	333,336
G. Anthony (Tony) Taylor
Voluntary resignation	—	—	—	—
Termination under Severance Plan(7)	394,580	15,000	—	409,580
Termination due to death or "disability"	32,580	—	2,917,298	2,949,878
Change in Control (double trigger)(5)	394,580	15,000	4,330,613	4,740,193
Change in Control (good reason)(6)	—	—	339,087	339,087
Walter Bogumil
Voluntary resignation	—	—	—	—
Termination under Severance Plan(7)	556,500	20,000	—	576,500
Termination due to death or "disability"	31,500	—	1,715,236	1,746,736
Change in Control (double trigger)(5)	556,500	20,000	3,723,826	4,300,326
Change in Control (good reason)(6)	—	—	304,187	304,187
Dr. Christopher (Chris) Dold
Voluntary resignation	—	—	—	—
Termination under Severance Plan(7)	272,500	15,000	—	287,500
Termination due to death or "disability"	22,500	—	1,224,441	1,246,941
Change in Control (double trigger)(5)	272,500	15,000	1,792,259	2,079,759
Change in Control (good reason)(6)	-	-	277,876	277,876

(1)

Cash severance includes amounts payable to executive with respect to salary and bonus.  See “Severance Arrangements and Restrictive Covenants” below for information about how these amounts are calculated.

(2)	Reflects a lump sum cash payment intended to be used to defray the employee’s post-termination health insurance expenses.
(3)

Upon a termination of employment without cause or due to death or disability within 12 months following a change in control, except with respect to Mr. Rivera, (i) our named executive officers’ unvested options and time-vesting units or shares of restricted stock granted under the 2016, 2017, 2018 and 2019 Long Term Incentive Plans immediately vest and (ii) a pro rata portion of the number of performance-vesting units or shares granted under the 2017 and 2018 Long Term Incentive Plan earned or eligible to vest based on actual performance (determined in good faith based on anticipated performance) immediately vest. With respect to the performance-vesting units granted under the 2019 Long-Term Incentive Plan, upon a termination of an executive’s employment by the Company without cause (other than due to death or disability) within 12 months following a change in control, the number of performance-vesting units that would have been earned at the end of the fiscal year in which a change in control occurs as determined in good faith based on anticipated performance immediately vest. Upon a termination of executive’s employment due to death or disability prior to the end of the performance period, a pro-rata portion of the performance-vesting units granted under the 2019 Long-Term Incentive Plan will be eligible to vest based on actual performance.

Upon a termination of employment due to death or “disability” other than within 12 months following a change in control, except with respect to Mr. Rivera, a pro rata portion of the next installment of unvested options and time-vesting units or shares immediately vest and a pro rata portion of the performance-vesting units or shares granted under the 2017 and 2018 Long Term Incentive Plans earned or eligible to vest based on actual performance (or determined in good faith based on anticipated performance) vest.

Upon a termination of employment by the executive due to “good reason” within 12 months following a change in control, unvested options and time-vesting units or shares of restricted stock for Messrs. Swanson, Taylor, Bogumil and Dold and unvested time-vesting units of restricted stock for Ms. Gulacsy granted under the 2019 Long Term Incentive Plan immediately vest. With respect to the performance-vesting units granted under the 2019 Long-Term Incentive Plan, upon a termination of employment by the executive due to “good reason” within 12 months following a change in control, the number of performance-vesting units that would have been earned by Messrs. Swanson, Taylor, Bogumil and Dold and Ms. Gulacsy at the end of the fiscal year in which a change in control occurs as determined in good faith based on anticipated performance immediately vest.

See “Treatment of Long-Term Incentive and Equity Awards Upon a Termination or Change of Control”

The amounts reported in this column represent the value of unvested restricted units or shares based on the closing market price of our stock on December 31, 2019.  The value of unvested stock options is calculated as the difference between the close price on December 31, 2019 and the stock option exercise price, unless the stock option exercise price is higher than the close price, in which case these stock options were not assigned a value. No amounts are reported in this column with respect to the 2019 performance-vesting unit awards as those were not deemed probable of vesting as of December 31, 2019.

(4)

Represents amounts payable under the Riviera Employment Agreement following the termination of Mr. Rivera’s employment by the Company without cause or by him for “good reason” prior to a Change in Control.

(5)	For purposes of this table, Change in Control (double trigger) assumes that both a termination of employment without cause and a change in control occur on December 31, 2019.
(6)	For purposes of this table, Change in Control (good reason) assumes that both a termination by the executive for “good reason” and a change in control occur on December 31, 2019.
(7)

Includes terminations relating to (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation, (2) job elimination resulting from a sale or merger; or (3) a lack of available position following a return from a certified medical leave of absence or work related injury or illness.

Severance Arrangements and Restrictive Covenants

We have adopted the Key Employee Severance Plan (the “Severance Plan”) for the benefit of certain key employees. Each of the named executive officers employed at year-end, other than Mr. Rivera, was eligible for severance pay and benefits under the Severance Plan, and Mr. Reilly was eligible until his resignation. All severance pay and benefits under the Severance Plan must be approved by the Chief Human Resources Officer and the Chairman of the Compensation Committee. Mr. Rivera’s severance benefits were set forth in his employment agreement. Mr. Antorcha’s severance benefits were set forth in his employment agreement.

Messrs. Swanson, Taylor, Bogumil, Dold and Reilly and Ms. Gulacsy

Pursuant to the Severance Plan, if the employment of Messrs. Swanson, Taylor, Bogumil or Dold or Ms. Gulacsy terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; or (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness, in each case subject to the approval of the Chief Human Resources Officer and the Chairman of our Compensation Committee, Messrs. Swanson, Taylor, Bogumil or Dold or Ms. Gulacsy will be entitled to receive:

•

Severance pay equal to 18 months of annual base salary for Mr. Bogumil, and 12 months of annual base salary for Messrs. Swanson, Taylor and Dold and Ms. Gulacsy, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule;

•

the pro-rata portion (pro-rated through the date of termination) of the annual cash bonus he or she would have otherwise been entitled to receive based on actual performance had he remained employed through the payment date (not to exceed his annual target bonus amount); and

•	a lump sum cash payment equal to $20,000 for Mr. Bogumil, and $15,000 for Messrs. Swanson, Taylor and Dold and Ms. Gulacsy, which is intended to defray post-termination health insurance expenses.

In order to be eligible for the Severance Plan benefits, an eligible key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) confidentiality clauses prohibiting the disclosure of confidential information and the existence of the separation agreement and release and waiver of claims; (5) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such employee’s term of employment; and (6) the release of any and all claims that such employee may have against us.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the separation agreement and release and waiver of claims; (2) the eligible employee voluntarily terminates his or her employment for any reason; (3) the eligible employee terminates as a result of (or grounds for termination existed at the time of termination by reason of the following) (i) misconduct; (ii) violation of Company rules, policies or practices; or (iii) poor performance; or (4) death, disability or failure to return after an approved leave of absence.

Mr. Reilly was also eligible for severance pay and benefits under the Severance Plan in 2019 in accordance with the above terms of the plan as follows:

•	Severance pay equal to 24 months of annual base salary, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule;
•

the pro-rata portion (pro-rated through the date of termination) of the annual cash bonus he would have otherwise been entitled to receive based on actual performance had he remained employed through the payment date (not to exceed his annual target bonus amount); and

•	a lump sum cash payment equal $25,000, which was intended to defray post-termination health insurance expenses.

Mr. Reilly’s voluntary resignation, effective March 31, 2019, however, did not entitle him to any payments or benefits under the Severance Plan.

Mr. Rivera

Pursuant to the Rivera Employment Agreement, in the event of a termination of Mr. Rivera’s employment by the Company without “cause” (as defined in the Rivera Employment Agreement) or by him for “good reason” (as defined in the Rivera Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would have been entitled to receive: (v) a pro-rata portion of his annual bonus, subject to the achievement of the applicable performance goals, (w) a lump sum cash payment equal to two times (or three times, if the termination occurred within 12 months after a change in control) the sum of (A) his base salary and (B) the greater of the annual bonus earned in respect of the year prior to the fiscal year of termination (not to exceed the target annual bonus amount) and 100% of base salary, (x) full accelerated vesting of the Rivera Sign-On RSU Grant, (y) if such termination occurs in the second half of the fiscal year in which the Company achieves the applicable performance condition, vesting of a pro-rata portion of the Rivera Sign-On PSU Grant, and (z) subject to his election of COBRA continuation coverage, for a period of two years following the termination (or three years, if the termination occurred within 12 months after a change in control), a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage. If Mr. Rivera’s employment would have been terminated as a result of his death or “disability” (as defined in the Employment Agreement), he would have been entitled to receive a pro-rated portion of the annual bonus in respect of the year in which his termination occurred and pro-rated vesting of the Rivera Sign-On Option Grant, the Rivera Sign-On RSU Grant, and the Rivera Sign-On PSU Grant. In addition, if the Company determined not to renew the Rivera Employment Agreement at the end of the term and Mr. Rivera resigned with “good reason” following notice of such non-renewal, he would have been entitled to full vesting for the current performance period of the Rivera Sign-On PSU Grant, subject to the achievement of the performance metrics and the Rivera Sign-On Option Grant, in each case, to the extent the performance or vesting period would have been completed by (or within 31 days of) the fiscal year in which such notice was delivered.

Pursuant to the terms of the Rivera Employment Agreement, Mr. Rivera is subject to non-competition and non-solicitation covenants that apply during his employment and for the greater of two years following termination of his employment or the duration of the applicable severance period. Mr. Rivera is also subject to an indefinite confidentiality covenant and Mr. Rivera and the Company are subject to an indefinite non-disparagement covenant.

Mr. Rivera was not entitled to any payments and benefits under the Rivera Employment Agreement in connection with his voluntary resignation on April 4, 2020. In addition, in connection with his voluntary resignation, Mr. Rivera forfeited the Rivera Sign-On Option Grant, the Rivera Sign-On RSU Grant and the Rivera Sign-On PSU Grant.

Mr. Antorcha

Pursuant to the Antorcha Employment Agreement, in the event of a termination of Mr. Antorcha’s employment by the Company without “cause” (as defined in the Antorcha Employment Agreement) or by him for “good reason” (as defined in the Antorcha Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would have been entitled to receive: (w) a lump sum cash payment equal to two times the sum of (A) his base salary and (B) the greater of the annual bonus earned in respect of the year prior to the fiscal year of termination (not to exceed the target annual bonus amount) and the threshold annual bonus amount, (x) full accelerated vesting of the Antorcha Sign-On RSU Grant, (y) if such termination occurs in the second half of the fiscal year in which the Company achieves the applicable performance condition, vesting of a pro-rata portion of the Antorcha Sign-On PSU Grant, and (z) subject to his election of COBRA continuation coverage, for a period of two years following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage. If Mr. Antorcha’s employment had been terminated as a result of his death or “disability” (as defined in the Antorcha Employment Agreement), he would have been entitled to receive a pro-rated portion of the annual bonus in respect of the year in which his termination occurred.

Pursuant to the terms of the Antorcha Employment Agreement, Mr. Antorcha is subject to non-competition and non-solicitation covenants that applied during his employment and apply for a period of two years following the date he ceased to be employed by the Company. Mr. Antorcha is also subject to an indefinite confidentiality covenant and an indefinite non-disparagement covenant.

Mr. Antorcha was not entitled to any payments and benefits under the Antorcha Employment Agreement in connection with his voluntary resignation on September 13, 2019. In addition, in connection with his voluntary resignation, Mr. Antorcha forfeited the Antorcha Sign-On Option Grant, the Antorcha Sign-On RSU Grant and the Antorcha Sign-On PSU Grant.

Treatment of Long-Term Incentive and Equity Awards upon Termination or Change in Control

Except as otherwise noted above in “Potential Payments Upon Termination—Severance Agreements and Restrictive Covenants”, in connection with a termination of employment or change in control (as defined in the applicable award agreement), long-term incentive and equity awards are generally subject to the following treatment:

Stock options and time-vesting awards. Upon a termination of an executive’s employment by the Company without cause or a termination due to the executive’s death or disability, in each case within 12 months following a change in control, all unvested stock option and time-vesting share or unit awards will immediately vest and become exercisable. In addition, generally, upon a termination due to the executive’s death or disability, other than within 12 months following a change in control, or “qualified retirement” (as defined in the applicable award agreement), a pro-rata portion of the next installment of such awards will immediately vest.  If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting shares

With respect to stock options and time-vesting units granted in calendar year 2019, upon a termination of an executive’s employment by the Company without cause (other than due to death or disability) or, by certain executives, for good reason, in each case, within 12 months following a change in control, all unvested stock options/time-vesting units will immediately vest and become exercisable. In addition, with respect to certain executives, all unvested stock-options will vest and become exercisable, subject to continued employment, on the 12-month anniversary of a change of control. Generally upon a termination due to the executive’s death or disability, a pro-rata portion of the next installment of such stock options and time-vesting units will immediately vest. If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting units will be forfeited.

The Rivera Sign-On Option Grant was subject to the same treatment as the stock options granted in calendar year 2019 summarized above except that, upon a change in control prior to the third anniversary of the date of grant, the Rivera Sign-On Option Grant would have vested in full, and, in the event of a termination of Mr. Rivera’s employment by the Company without “cause” (as defined in the Rivera Employment Agreement) or by him for “good reason” (as defined in the Rivera Employment Agreement) at any time, the Rivera Sign-On Option Grant would have immediately vested and become exercisable.

Performance-vesting shares/units.  Upon a change in control during the performance period, the number of performance-vesting shares that are eligible to vest will generally be determined based on actual performance through that date (and, to the extent actual performance is unable to be calculated, at target performance) (the “Actual Performance Factor”) and such number of performance-vesting shares will vest at the end of the performance period subject only to the executive’s continued employment through such date. Generally, upon (1) a termination of an executive’s employment by the Company without cause or termination due to the executive’s death or disability, in each case within 12 months following a change in control, the performance-vesting shares will vest based on the Actual Performance Factor; and (2) a termination due to the executive’s death or disability, other than within 12 months following a change in control, or “qualified retirement” (as defined in the applicable award agreement), a pro-rata portion of the performance-vesting shares will immediately vest based on the Actual Performance Factor.  If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting shares will be forfeited.

With respect to performance-vesting units granted in calendar year 2019, upon a change in control during the performance period, the number of performance-vesting units that would have been earned at the end of the fiscal year in which a change in control occurs as determined in good faith based on anticipated performance (the “specified number”), are eligible to vest on the first anniversary of such change in control, subject to continued employment.  Any remaining performance-vesting units will remain outstanding and eligible to vest in accordance with the original terms, subject to adjustments.  In addition, upon a termination of an executive’s employment by the Company without cause (other than due to death or disability) or, by certain executives, for good reason, in each case, within 12 months following a change in control, the specified number of performance-vesting units will vest and all other performance-vesting units will be forfeited.  Upon a termination of executive’s employment due to death or disability prior to the end of the performance period, a pro-rata portion of the performance-vesting units will be eligible to vest based on actual performance.  Any performance-vesting units that do not vest in accordance with the above shall immediately be forfeited.  If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting units will be forfeited.

The Rivera Sign-On PSU Grant was subject to the same treatment as the performance-vesting units granted in calendar year 2019 summarized above except that, upon a termination of Mr. Rivera’s employment by the Company without cause (other than due to death or disability) or for good reason in the second half of any fiscal year (and other than during the 12-month period following a change in control), a pro-rata portion of the performance-vesting units would have been eligible to vest based on actual performance.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our Chief Executive Officer to that of our median employee.

For 2019, we used the same median employee that was identified in 2017 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. In 2017, we identified the median employee by examining the 2017 total taxable wages for all of our employees, excluding our CEO, who were employed by us on November 27, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis.  Total 2017 taxable wages, which information we obtained from our internal payroll records, included 2017 base salary paid to date, actual annual bonus paid in 2017 for 2016 performance (if any) and the fair value of all equity awards granted during 2017 consistent with ASC Topic 718. For our permanent full-time and part-time employees, base wages were annualized for those employees who joined the Company in 2017. No normalization adjustments were made for our seasonal part-time employees.

As permitted under Item 402(u), we selected Mr. Rivera, who was appointed Chief Executive Officer in November 2019 and served in that capacity for the remainder of 2019, as Chief Executive Officer. We annualized Mr. Rivera’s compensation as though he served as Chief Executive Officer for the full 2019 fiscal year.

We calculated annual total compensation for the median employee identified in 2017 for the full 2019 fiscal year using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table elsewhere in this Proxy Statement. Mr. Rivera’s annual total compensation set forth below varies from his total compensation amount reported in the Summary Compensation Table because we have annualized his compensation as if he served as our Chief Executive Officer for the full year. We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As set forth above, our Chief Executive Officer to median employee pay ratio is 1,289 to 1.

•	the median employee had 2019 annual total compensation of $9,180; and
•

the annual total compensation of our Chief Executive Officer, as reported in the 2019 Summary Compensation Table above and annualized as though Mr. Rivera served as our Chief Executive Officer for the full year, was $11,836,601.

For 2019, over 94% of Mr. Rivera’s total compensation on an annualized basis was made up of equity grants based on their grant date fair value per SEC reporting requirements. These grants were generally intended to cover a 3 year period.  With the exception of $21,203 earned as part of the 2019 bonus paid in stock, these equity awards were completely forfeited.  If we include all payments actually received by Mr Rivera and annualize Mr. Rivera’s salary for the full year and the three-year equity award over the expected service period, i.e., one third per year, the pay ratio for 2019 would be 477:1.

Director Compensation for Fiscal 2019

The following table summarizes all compensation for our non-employee directors for fiscal year 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Ronald Bension(2)	115,005	119,991	234,996
James P. Chambers(3)	56,274	119,991	176,265
William Gray(4)	119,247	119,991	239,238
Charles I. Koppelman(5)	38,927	107,818	146,745
Yoshikazu Maruyama(6)	146,690	213,192	359,882
Thomas Moloney(7)	122,932	119,991	242,923
Neha Jogani Narang(8)	9,511	70,005	79,516
Donald C. Robinson(9)	69,639	35,230	104,869
Scott I. Ross(10)	141,973	251,729	393,702
Deborah M. Thomas(11)	59,549	—	59,549
Yongli Wang(12)	20,500	—	20,500

(1)

Amounts included in this column reflect the aggregate grant date fair value of deferred stock units or restricted stock unites granted during fiscal year 2019, calculated in accordance with ASC Topic 718. The assumptions used in the valuation are discussed in Note 19: “Equity-Based Compensation” to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. Amounts included in this column for Messrs. Maruyama, Robinson and Ross also include $260,169 in incremental compensation expense in connection with the modification of their outstanding equity awards as described below under “―Equity Compensation. As of December 31, 2019: each of Messrs. Bension, Chambers, Gray, Maruyama, Moloney and Ross owned 4,051 unvested deferred stock units; Mr. Koppelman owned 3,231 unvested restricted stock units; and Ms. Narang owned 2,386 unvested deferred stock units. The aggregate number of shares of unvested restricted stock owned by our non-employee directors at December 31, 2019 was as follows: Mr. Maruyama, 2,924 shares of unvested restricted stock; and Mr. Ross, 3,574 shares of unvested restricted stock.

(2)

In addition to an annual retainer of $60,000, Mr. Bension also received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a pro-rated fee of $4,505 for his service as a member of the Nominating and Corporate Governance Committee; (c) a fee of $10,000 for his service as a member of the Revenue Committee; and (d) a fee of $25,500 for his service on a special committees.

(3)

Mr. Chambers was appointed to our Board on June 12, 2019. In addition to a pro-rated annual retainer of $32,967, Mr. Chambers also received (a) a pro-rated fee of $5,495 for his service as a member of the Compensation Committee; and (b) a pro-rated fee of $8,242 for his service as Chairperson of the Nominating and Corporate Governance Committee; (c) a pro-rated fee of $5,495 for his services as a member of the Revenue Committee; and (d) a fee of $4,076 for his service on a special committee.

(4)

In addition to an annual retainer of $60,000, Mr. Gray also received (a) a pro-rated fee of $4,505 for his service as a member of the Compensation Committee; (b) a pro-rated fee of $8,242 for his service as a member of the Audit Committee; (c) a fee of $10,000 for his services as a member of the Nominating and Corporate Governance Committee; (d) a fee of $10,000 for his services as a member of the Revenue Committee; and (e) a fee of $26,500 for his service on a special committees.

(5)

Mr. Koppelman was appointed to our Board on July 19, 2019. In addition to a pro-rated annual retainer of $26,902, Mr. Koppelman also received a pro-rated fee of $4,484 for his service as a member of the Nominating and Corporate Governance Committee; (c) a pro-rated fee of $4,484 for his services as a member of the Revenue Committee; and (d) a fee of $3,057 for his service on a special committee.

(6)

In addition to a pro-rated annual retainer of $66,196 for his service as Chairman of the Board and an annual retainer of $60,000 for his service as a non-Chair director, Mr. Maruyama also received (a) a fee of $15,000 for his service as Chairman of the Revenue Committee; and (b) a pro-rated fee of $5,495 for his service as a member of the Compensation Committee.

(7)

In addition to an annual retainer of $60,000, Mr. Moloney received (a) a pro-rated fee of $6,758 for his service as a member of the Audit Committee; (b) a pro-rated fee of $10,989 for his service as Chairperson of the Audit Committee; (c) a pro-rated fee of $6,758 for his service as Chairperson of the Compensation Committee; (d) a pro-rated fee of $5,495 for his services as a member of the Compensation Committee;  (e) a fee of $10,000 for his service as Chairperson of a special committee ; and (f) a fee of $22,932 for his service on special committees.

(8)	Ms. Narang was appointed to our Board on November 7, 2019. In addition to a pro-rated annual retainer of $8,152, Ms. Narang received a pro-rated fee of $1,359 for her service on the Revenue Committee.

(9)

Mr. Robinson did not stand for re-election at our 2019 annual meeting of stockholders. In addition to a pro-rated annual retainer of $27,167, Mr. Robinson received (a) a pro-rated fee of $11,319 for his service as independent Lead Director; (b) a pro-rated fee of $6,792 for his service as Chairperson of the Nominating and Corporate Governance Committee; (c) a pro-rated fee of $4,528 for his service on the Revenue Committee; (d) a fee of $1,833 for his service as Chairperson of a special committee; and (e) a fee of $18,000 for his service on a special committee.

(10)

In addition to a pro-rated annual retainer of $60,000 for his service as a member of the Board and a pro-rated annual retainer of $53,804 for his service as Chairman of the Board, Mr. Ross received (a) a fee of $10,000 for his service as a member of the Revenue Committee; (b) a pro-rated fee of $5,495 for his service as a member of the Nominating and Corporate Governance Committee; (c) a pro-rated fee of $8,242 for his service as Chairperson of the Compensation Committee; (d) a fee of $1,375 for his service as Chairperson of a special committee; and (e) a fee of $3,057 for his service on a special committee.

(11)

Ms. Thomas did not stand for re-election at our 2019 annual meeting of stockholders. In addition to a pro-rated annual retainer of $27,033, Ms. Thomas received (a) a pro-rated fee of $9,011 for service as Chairperson of the Audit Committee; and (b) a pro-rated fee of $4,505 for her service as a member of the Compensation Committee; and (c) a fee of $19,000 for her service on a special committee.

(12)	Mr. Wang resigned as a director on May 3, 2019. Mr. Wang received a pro-rated annual retainer of $20,500.

Outside Director Compensation Policy

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director received annual cash retainers for service in 2019 to the extent they served in the following positions:

Position	Annual Cash Retainer
Chairperson of the Board of Directors	$180,000
Member of the Board of Directors other than the Chairperson of the Board of Directors	$60,000
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating and Corporate Governance Committee Chairperson	$15,000
Revenue Committee Chairperson	$15,000
Special/Ad Hoc Committee Chairperson*	$20,000
Audit Committee Member	$15,000
Compensation Committee Member	$10,000
Nominating and Corporate Governance Committee Member	$10,000
Revenue Committee Member	$10,000
Special/Ad Hoc Committee Member*	$15,000

*Effective June 12, 2019, may be such other amounts as may be determined by the Board of Directors upon establishment of the Special/Ad Hoc Committee

Equity Compensation

The Outside Director Compensation Policy provides that equity awards to non-employee directors will take the form of deferred stock units (“DSUs”) (or, for awards granted after our annual meeting of stockholders in 2019, if timely elected, restricted stock units (“RSUs”) payable in shares of our common stock upon settlement). Each DSU awarded to non-employee directors represents the right to receive one share of our common stock in the future. The DSUs will be paid out beginning (a) for awards granted before our annual meeting of stockholders in 2019, one year after the non-employee director leaves the Board, or, if earlier, upon the death of the director or (b) for awards granted on or after our annual meeting of stockholders in 2019, three months after the non-employee director leaves the Board, or six months after the non-employee director leaves the Board if such director is considered a specified employee under 409A of the Internal Revenue Code.

In 2019, non-employee directors were eligible to receive all types of equity awards (except incentive stock options) under our 2017 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provided in 2019 that upon election or appointment of a non-employee director to our Board of Directors, such non-employee director would be granted an initial award of DSUs (or, for awards granted after our annual meeting of stockholders in 2019, if timely elected, RSUs) under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000. Effective June 12, 2019, the Outside Director Compensation Policy was amended to provide that the initial equity award would be prorated based upon the number of days since the most recent annual meeting of stockholders. The Outside Director Compensation Policy also provided in 2019 that on the date of each annual meeting of stockholders, each non-employee director would be granted an annual award of DSUs (or, for awards granted after our annual meeting of stockholders in 2019, if timely elected, RSUs) under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000.

In accordance with our Amended and Restated Outside Director Compensation Policy, each annual equity award granted to our non-employee directors will vest 100% on the day before the next annual meeting of stockholders of the Company occurring after the date of grant, subject to the non-employee director’s continued service through such date. Prior to June 12, 2019, each initial equity award granted to our non-employee directors vested in three equal annual installments, with one third vesting on each of the first, second, and third anniversaries of the grant date, subject to a non-employee director’s service on each vesting date. On June 12, 2019, the Outside Director Compensation Policy was amended to provide that, subject to the non-employee’s service on the vesting date, each currently outstanding unvested initial equity award vesting in 2019 would be amended to vest on June 12, 2019, and any remaining unvested initial award tranche will vest on the day before the annual meeting of stockholders of the Company in the year in which the initial award tranche was originally scheduled to vest.] On June 12, 2019, the Outside Director Compensation Policy was further amended to provide that initial equity awards granted to our non-employee directors after our 2019 annual meeting of stockholders will vest on the day before the next annual meeting of stockholders of the Company occurring after the date of grant, subject to the non-employee director’s continued service on the Board through the vesting date.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director in 2019 will vest in full upon a “change in control” (as defined in the 2017 Omnibus Incentive Plan).

Stock Ownership Guidelines

In order to align directors and stockholder interests, the Company adopted stock ownership guidelines for our directors in 2014. In March 2015, the Company modified its stock ownership guidelines to provide that each director is required to hold shares of common stock with a value at least equal to five (5) times the director’s annual cash retainer. If a director is not in compliance with the stock ownership guidelines, the director is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met.  This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.  The Company also has stock ownership guidelines applicable to executives. See “Executive Compensation ― Executive Compensation Governance Practices ―Stock Ownership Guidelines.”

Ownership of Securities

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 15, 2020 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 15, 2020, there were 78,211,364 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Hill Path Capital LP (1)	27,205,306	34.8%
The Vanguard Group(2)	6,310,321	8.1%
Barrow, Hanley, Mewhinney & Strauss, LLC(3)	5,510,825	7.0%
Directors and Named Executive Officers:
Sergio (Serge) D. Rivera	1,262	*
John T. Reilly	—	—
Gustavo (Gus) Antorcha	—	—
Marc Swanson(4)(5)(6)	151,482	*
Elizabeth C. Gulacsy(4)(5)(6)	45,574	*
George Anthony (Tony) Taylor(4)(5)(6)	261,236	*
Walter Bogumil(4)(5)(6)	36,662	*
Dr. Christopher (Chris) Dold(4)(5)(6)	58,568	*
Ronald Bension(7)	14,586	*
James P. Chambers(7)	2,400	*
William Gray(7)	30,055	*
Charles I. Koppelman(8)	5,214	*
Yoshikazu Maruyama(7)	10,545	*
Thomas Moloney(7)(9)	30,112	*
Neha Jogani Narang(7)	1,461	*
Scott I. Ross(7)	15,524	*
All current directors and executive officers as a group (14 persons)(4)(5)(6)(7)(8)(10)	663,987	0.8%

*	Less than 1%.

(1)

Information regarding Hill Path Capital LP (“Hill Path”) is based solely on a Schedule 13D/A filed by Hill Path with the SEC on March 23, 2020.  Hill Path owns 27,205,306 shares of our common stock and certain affiliated entities as follows: 5,885,065 shares of our common stock held by Hill Path Capital Partners LP (“Hill Path Capital”); 176,201 shares of our common stock held by Hill Path Capital Co-Investment Partners LP (“Hill Path Co-Investment”); 1,334,162 shares of our common stock held by Hill Path Capital Partners-H LP (“Hill Path H”); 6,109,962 shares of our common stock held by Hill Path Capital Partners Co-Investment E LP (“Hill Path E”); 402,016 shares of our common stock held by Hill Path Capital Partners Co-Investment E2 LP (“Hill Path E2”); 83,900 shares of our common stock held by Hill Path Capital Partners Co-Investment S LP (“Hill Path S”); 10,518,006 shares of our common stock held by HEP Fund LP (“HEP Fund”); and 2,695,994 shares of our common stock held by HM Fund LP (“HM Fund”). Hill Path Capital Partners GP LLC (“Hill Path GP”) is the general partner of each of Hill Path Capital, Hill Path Co-Investment and Hill Path H. Hill Path Capital Partners E GP LLC (“Hill Path E GP”) is the general partner of each of Hill Path E and Hill Path E2. Hill Path Capital Partners S GP LLC (“Hill Path S GP”) is the general partner of Hill Path S. HE GP LLC (“HE GP”) is the general partner of HEP Fund.  HM GP LLC (“HM GP”) is the general partner of HM Fund. Hill Path Investment Holdings LLC (“Hill Path Investment Holdings”) is the managing member of each of Hill Path GP, Hill Path E GP, Hill Path S GP, HE GP and HM GP. Hill Path is the investment manager of each of Hill Path Capital, Hill Path Co-Investment, Hill Path H, Hill Path E, Hill Path E2, Hill Path S, HEP Fund and HM Fund. Hill Path Holdings LLC (“Hill Path Holdings”) is the general partner of Hill Path. Scott I. Ross is the managing partner of each of Hill Path Investment Holdings, Hill Path and Hill Path Holdings.

Amount reported in the table above excludes 7,149 shares of our common stock, 3,574 shares of unvested restricted stock and 5,752 DSUs held directly by Mr. Ross.

Mr. Ross disclaims beneficial ownership of the shares beneficially owned by the Hill Path entities except to the extent of his pecuniary interest therein.

The address of the Hill Path entities and Mr. Ross is 150 East 58th Street, 32nd Floor, New York, New York 10155.

(2)

Information regarding The Vanguard Group (“Vanguard Group”) is based solely on a Schedule 13G/A filed by Vanguard Group with the SEC on February 12, 2020. Vanguard Group reported sole voting power with respect to 98,059 shares, shared voting power with respect to 9,540 shares, sole dispositive power with respect to 6,208,832 shares and shared dispositive power with respect to 101,489 shares. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Information regarding Barrow, Hanley, Mewhinney & Strauss, LLC. (“Barrow Hanley”) is based solely on a Schedule 13G filed by Barrow Hanley with the SEC on February 12, 2020. Barrow Hanley reported sole voting power with respect to 3,300.913 shares, shared voting power with respect to 2,209,912 shares and sole dispositive power with respect to 5,510,825 shares. The address of Barrow Hanley is 2200 Ross Avenue, 31st Floor, Dallas, TX, 75201.

(4)

Does not include performance vesting restricted stock units held by officers and received as part of their equity compensation as follows: Mr. Swanson, 93,950 RSUs; Ms. Gulacsy, 46,086 RSUs; Mr. Taylor, 129,562 RSUs; Mr. Bogumil 95,170 RSUs; Dr. Dold, 76,293 RSUs; and other officers, 35,769 RSUs.

(5)

Does not include time vesting restricted stock units held by officers and received as part of their equity compensation as follows: Mr. Swanson, 160,896 RSUs; Ms. Gulacsy, 98,819 RSUs; Mr. Taylor, 117,999 RSUs; Mr. Bogumil, 204,478 RSUs; Dr. Dold, 104,261 RSUs; and other officers, 101,050 RSUs.

(6)

Includes shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after April 15, 2020, as follows: Mr. Swanson, 56,901 shares; Ms. Gulacsy, 13,914 shares; Mr. Taylor, 126,371 shares; Mr. Bogumil, 5,107 shares; and Dr. Dold, 18,523 shares.

(7)	Does not include; (i) 9,803 DSUs granted to Messrs. Bension, Gray, Maruyama, Moloney and Ross; (ii) 4,051 DSUs granted to Mr. Chambers and (iii) 2,386 DSUs granted to Ms. Narang.
(8)	Includes 3,231 RSUs granted to Mr. Koppelman which will convert to stock on or within 60 days after April 15, 2020.
(9)	Consists of (i) 6,000 shares of common stock held jointly by Mr. Moloney and his spouse and (ii) 24,112 shares of common stock held individually by Mr. Moloney.
(10)	Represents ownership by all current directors and executive officers. Messrs. Rivera, Reilly, and Antorcha are former executives.

Transactions with Related Persons

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In connection with our initial public offering, our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

Transactions with Certain Stockholders

On May 8, 2017, an affiliate of Zhonghong Zhuoye Group Co., Ltd. (“ZHG Group”), Sun Wise (UK) Co., Ltd, a private limited company incorporated under the laws of England and Wales (“ZHG”), acquired approximately 21% of the outstanding shares of common stock of the Company (the “Sale”) from certain funds affiliated with The Blackstone Group Inc. (f/k/a The Blackstone Group L.P.). In a Schedule 13D filed on May 18, 2017, ZHG reported beneficial ownership of 19,452,063 shares (the “Pledged Shares”) of common stock of the Company, as well as its pledge of such shares related to certain loan obligations of ZHG. ZHG subsequently defaulted on such loan obligations and, as a result, PA Eminent Opportunity VI Limited (a controlled affiliate of PAG (f/k/a Pacific Alliance Group)) and China Huarong International Holdings Limited (together, the “Lenders”) foreclosed on the Pledged Shares and, accordingly, the Pledged Shares were transferred to Lord Central Opportunity V Limited, a company incorporated under the laws of the British Virgin Islands (the “Security Agent”), as security agent for the Lenders on May 3, 2019.

On May 27, 2019, the Security Agent entered into a stock purchase agreement with Hill Path Capital LP (“Hill Path”) and certain of its affiliates pursuant to which the Security Agent agreed to sell and certain affiliates of Hill Path agreed to purchase, in the aggregate, 13,214,000 of the Pledged Shares then held by the Security Agent at a price per share equal to $26.71 (the “HP Purchase”). The Company concurrently entered into the Hill Path Stockholders Agreement (as defined below), the Hill Path Registration Rights Agreement (as defined below) and the Hill Path Undertaking Agreement (as defined below) with Hill Path in connection with the HP Purchase.

On May 27, 2019, the Security Agent entered into a share repurchase agreement with the Company pursuant to which it agreed to sell and the Company agreed to purchase 5,615,874 of the Pledged Shares then held by the Security Agent at a price per share equal to $26.71 (the “SEAS Repurchase”).

The Board established a special committee comprised of five independent and disinterested directors (the “Special Committee”) in connection with the HP Purchase, the Company’s related arrangements with Hill Path and its affiliates, and the SEAS Repurchase. None of the members of the Special Committee were affiliated with ZHG, the Security Agent, Hill Path or their respective affiliates.  The Board delegated to the Special Committee the exclusive authority to consider, review and evaluate potential transactions involving the Pledged Shares on behalf of the Company and its public stockholders. The Special Committee’s process included engaging and receiving advice from independent legal and financial advisors, holding numerous meetings with its advisors, and extensive negotiations with Hill Path and its advisors relating to the proposed HP Purchase and its governance arrangements with the Company, as well as the Security Agent related to the proposed HP Purchase and the SEAS Repurchase. The Special Committee approved the HP Purchase and the related governance arrangements with Hill Path, as well as the SEAS Repurchase.

ZHG Stockholders’ Agreements

In 2017, in connection with the Sale, the Company entered into a stockholders agreement with ZHG (and with ZHG Group for purposes of the standstill provision only) (the “ZHG Stockholders Agreement”). Under the ZHG Stockholders Agreement, for so long as ZHG owned at least 20% of the Company’s outstanding common stock, it had the right to designate two directors to the Company’s Board. After the resignation or other removal of either of the initial ZHG designees, unless otherwise determined by the Board, at least one of the two ZHG director designees would have been required to (i) meet the independence standards of the New York Stock Exchange with respect to the Company and (ii) not have been, for three (3) years prior to appointment, an employee, director or officer of, or consultant to, ZHG or any of its affiliates. Each of ZHG’s director designees were required to be reasonably satisfactory to the Nominating and Corporate Governance Committee of the Company’s Board of Directors. ZHG’s right to designate directors would decrease to one director if ZHG’s ownership fell below 20% of the Company’s common stock and such right terminated if ZHG’s ownership fell below 10% of the Company’s common stock, in each case subject to certain exceptions. Each ZHG designee that met the independence standards of the New York Stock Exchange was entitled to serve on at least one standing committee of the Company’s Board of Directors, as determined by the Nominating and Corporate Governance Committee of the Company’s Board of Directors.  Mr. Maruyama was originally nominated by ZHG to serve on our Board of Directors.

The ZHG Stockholders Agreement generally required ZHG to vote all of its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as the shares owned by other stockholders are voted on all matters, except as follows: (i) in elections of directors, ZHG was required to vote all of its shares up to 15% of the total outstanding shares of the Company in favor of each of the nominees of the Company’s Board of Directors and was permitted to vote its shares in excess of 15% of the total outstanding shares of the Company either affirmatively in favor of the nominees of the Company’s Board of Directors or in the same proportion as the shares owned by other stockholders were voted; (ii) for two years after May 8, 2017, the closing of the Sale, in third party acquisitions of the Company where the consideration is less than or equal to $23.00 per share, ZHG was permitted to vote all of its shares as it chose; and (iii) in the case of any charter or bylaw amendment which adversely affected ZHG disproportionally as compared to other stockholders, an issuance of more than 20% of the Company’s outstanding shares (other than in connection with an acquisition) at a below-market price, or an acquisition of the Company by ZHG, ZHG was permitted to vote all of its shares as it chose. In a third party tender offer approved by the Board of Directors (except for two years after May 8, 2017, in a third party tender offer where the consideration was less than or equal to $23.00 per share), ZHG would have been required to tender its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as shares held by non-ZHG holders were tendered.

Under the ZHG Stockholders Agreement, ZHG was generally not permitted to transfer shares of the Company’s common stock for two years after May 8, 2017 without the approval of the Company’s Board of Directors, with limited exceptions.  After the expiration of the two-year period following May 8, 2017, ZHG would have been restricted from selling its shares of the Company’s common stock to certain competitors of the Company and to significant stockholders. The ZHG Stockholders Agreement also included a customary standstill provision.

The ZHG Stockholders Agreement terminated in accordance with its terms on May 3, 2019 when ZHG and its affiliates, in the aggregate, held less than 5% of the Company’s common stock.

Hill Path Stockholders Agreement

In connection with the HP Purchase, the Company entered into a stockholders agreement with Hill Path (the “Hill Path Stockholders Agreement”). Under the Hill Path Stockholders Agreement, for so long as Hill Path owns at least 5% of the Company’s outstanding common stock, it will have the right to designate a number of individuals as directors (the “Hill Path Designees”) in proportion to its share ownership, provided that the maximum number of Hill Path Designees shall not exceed three. Scott I. Ross, James P. Chambers and Charles Koppelman are each a Hill Path Designee.

The Hill Path Stockholders Agreement generally requires Hill Path to vote all of its shares in excess of 24.9% of the total outstanding shares of the Company, in its sole discretion, either (i) affirmatively in favor of the Board of Directors’ recommendation (or, in the case of director elections, in favor of each person nominated by the Board of Directors or the Nominating and Corporate Governance Committee) or (ii) in the same proportion as the shares owned by other stockholders are voted.

The Hill Path Stockholders Agreement requires Hill Path to not transfer any shares of the Company unless it is a “Permitted Transfer” as defined in the Hill Path Stockholders Agreement.  In addition, other than in an underwritten public offering or underwritten or registered block trade, or a Permitted Transfer, Hill Path is not permitted to transfer shares of the Company to certain restricted entities or, to the knowledge of Hill Path or its broker, a person or group who is a 25% stockholder or who would thereby become a 25% stockholder.

The Hill Path Stockholders Agreement includes a customary standstill provision that expired 15 days prior to the expiration of the advance notice deadline for the Company’s 2020 annual meeting.  In addition, for so long as the Hill Path Stockholders Agreement is in effect, the Hill Path Stockholders Agreement prohibits Hill Path and its affiliates from, among other things, acquiring or proposing to acquire securities of the Company if, after giving effect to such acquisition, Hill Path and its affiliates would own an amount in excess of 34.9% of the Company’s outstanding shares of common stock (or 39.9% if permitted under the Company’s indebtedness).

In connection with any acquisition transaction involving more than 50% of the Company’s equity securities, assets, revenues or net income, Hill Path has agreed that the price per share received by Hill Path in connection with the acquisition transaction shall be identical to the price per share received by other stockholders.  If the form of consideration per share received by Hill Path is not identical to the form of consideration per share received by other stockholders, the Hill Path Designees shall recuse themselves from the consideration, evaluation and other processes of the Board or any duly authorized committee thereof with respect to the acquisition transaction.

The Hill Path Stockholders Agreement will terminate when Hill Path and its affiliates, in the aggregate, hold less than 5% of the Company’s common stock.

Hill Path Registration Rights Agreements

In connection with the HP Purchase, the Company also entered into a registration rights agreement (the “Hill Path Registration Rights Agreement”) with Hill Path and certain of its affiliates. The Hill Path Registration Rights Agreement provides that, subject to the transfer restrictions set forth in the Hill Path Stockholders Agreement, Hill Path has customary “demand” and “piggyback” registration rights. The Hill Path Registration Rights Agreement also requires the Company to pay certain expenses relating to such registrations and to indemnify the registration rights holders against certain liabilities under the Securities Act.

Hill Path Undertaking Agreement

In connection with the HP Purchase, the Company also entered into an amended and restated undertaking agreement with Hill Path, Scott I. Ross and James P. Chambers (the “Hill Path Undertaking Agreement”). Pursuant to the Hill Path Undertaking Agreement, Scott I. Ross and James P. Chambers will, subject to and in accordance with the terms of the Hill Path Undertaking Agreement, be permitted to and may provide information to certain personnel of Hill Path and certain of Hill Path’s advisors. The undertakings of Hill Path, Scott I. Ross and James P. Chambers pursuant to the Hill Path Undertaking Agreement are effective for 12 months following the date on which there is no director serving on the Board who is designated by Hill Path.

Other Hill Path Agreements

On November 5, 2017, the Company and Hill Path entered into a Cooperation Agreement (the “Cooperation Agreement”) and certain related agreements. Pursuant to the Cooperation Agreement, on November 5, 2017, the Board appointed a designee from Hill Path, Scott I. Ross (the “Designee”), to the Board and the Revenue Committee, immediately following the execution of the Cooperation Agreement. Under the terms of the Cooperation Agreement, the Company paid Hill Path $500,000 during the fourth quarter of 2017 to reimburse for fees and expenses incurred in connection with the negotiation and execution of the Cooperation Agreement.

On November 5, 2017, the Company also entered into an Undertaking Agreement (the “Undertaking Agreement”) which permits the Designee to provide information to certain personnel of Hill Path and certain of Hill Path’s advisors as described therein. The undertakings of Hill Path and the Designee pursuant to the Undertaking Agreement are effective for 12 months following the date on which there is no director serving on the Board who is designated by Hill Path. The Company also entered into a side letter with Hill Path that provides if it obtains any requisite Board approval or the consent of ZHG, the Company will execute and deliver to Hill Path a form of registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will provide that following the date that is one day after the expiration of the Company’s advance notice period for the nomination of directors at the 2018 Annual Meeting and provided that Hill Path has not submitted any nominations for the election of directors in accordance with the Company’s advance notice period as set forth in the Company’s Second Amended and Restated Bylaws, the Hill Path entities will have limited shelf registration rights with respect to their common stock (including certain demand underwritten offering rights and piggyback registration rights). The Registration Rights Agreement also will require the Company to pay certain expenses relating to such registration and indemnify the Hill Path entities against certain liabilities under the Securities Act of 1933, as amended.

ZHG Registration Rights Agreements

In connection with the Sale, the Company also entered into a registration rights agreement (the “ZHG Registration Rights Agreement”) with ZHG. The ZHG Registration Rights Agreement provided that, subject to the transfer restrictions set forth is the ZHG Stockholders Agreement, ZHG would have customary “demand” and “piggyback” registration rights. The ZHG Registration Rights Agreement also provided that we would pay certain expenses of ZHG relating to such registrations and indemnify them against certain liabilities which may have arisen under the Securities Act.

Concept Development and Design Agreements

In connection with the Sale in 2017, Sea Holdings I, LLC, a wholly-owned subsidiary of the Company, and Zhonghong Holding Co., Ltd. (“Zhonghong Holding”), an affiliate of ZHG Group, entered into a Park Exclusivity and Concept Design Agreement (the “ECDA”) and a Center Concept and Preliminary Design Agreement (the “CDSA” and(collectively with the ECDA, the “ZHG Agreements”).   Under the terms of the ECDA, the Company was to work with Zhonghong Holding and a top theme park design company, the Hettema Group, to create and produce the concept designs and development analysis for theme parks, water parks and interactive parks in China.  Under the terms of the CDSA, the Company was to provide guidance, input, and expertise relating to the initial strategic planning, concept and preliminary design of Zhonghong Holding’s family entertainment and other similar centers. In April 2019, the Company terminated the ZHG Agreements for non-payment of undisputed amounts owed under the Agreements. As a result, the Company recorded approximately $1.7 million in revenue during the first quarter of 2019 related to the termination of the ZHG Agreements.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including Hill Path and its affiliates, may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

STOCKHOLDER Proposals for the 2021 Annual Meeting

If any stockholder wishes to propose a matter for consideration at our 2021 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, FL 32821. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2021 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 28, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2021, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2021, such a proposal must be received on or after February 10, 2021, but not later than March 12, 2021. In the event that the date of the Annual Meeting of Stockholders to be held in 2021 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2021 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2021 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2021 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 6240 Sea Harbor Drive, Orlando, Florida 32821, (407) 226-5011.

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

6240 Sea Harbor Drive

Orlando, Florida 32821

Seaworld entertainment Seaworld entertainment, Inc. 6240  sea harbor drive Orlando, FL 32821 VOTE BY INTERNET - www.proxyvote.com Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To Attend the Meeting - Go to www.virtualshareholdermeeting.com/ SEAS2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. To elect the eight director nominees. Nominees For Against Abstain 1a. Ronald Bension 1b. James Chambers 1c. William Gray 1d. Charles Koppelman 1e. Yoshikazu Maruyama 1f. Thomas E. Moloney 1g. Neha Jogani Narang 1h. Scott I. Ross For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. For Against Abstain 3. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. Determination, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years. NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY T THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday June 10, 2020: The Proxy Statement and 2019 Annual Report to, which includes the Annual Report on Form 10-K for the year ending December 31, 2019 are available at www.proxyvote.com SEAWORLD ENTERTAINMENT, INC. Annual Meeting of Stockholders June 10, 2020 11:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marc G. Swanson, G. Anthony (Tony) Taylor and Harold Herman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 15, 2020 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 10, 2020, at www.virtualshareholdermeeting.com/SEAS2020, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournment or postponements thereof If you just sign and submit your proxy card without voting instructions, these shares will be voted "FOR" each director nominee listed herein, "FOR" proposals 2 and 3, and “ONE YEAR” for proposal 4 as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon. This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000459653_2 R1.0.1.18